                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12


                           WILLAMETTE INDUSTRIES, INC.

                             -----------------------

                (Name of Registrant as Specified in its Charter)
                             -----------------------

                              WEYERHAEUSER COMPANY

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transactions:
    (5)  Total fee paid:

----------
[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

EXPLANATORY NOTE

    Originally filed December 1, 2000. Refiled for EDGAR indexing purposes only.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                          WILLAMETTE INDUSTRIES, INC.
                                       AT
                              $48.00 NET PER SHARE
                                       BY
                            COMPANY HOLDINGS, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              WEYERHAEUSER COMPANY
                                 -------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, JANUARY 4, 2001, UNLESS THE OFFER IS EXTENDED.
                             ---------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF WILLAMETTE COMMON STOCK THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING WILLAMETTE SHARES ON A FULLY DILUTED BASIS, (2) WILLAMETTE'S BOARD OF DIRECTORS REDEEMING THE RELATED PREFERRED STOCK PURCHASE RIGHTS OR COMPANY HOLDINGS, INC. (THE "PURCHASER") BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN, (3) FULL VOTING RIGHTS FOR ALL SHARES TO BE ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER HAVING BEEN APPROVED BY THE SHAREHOLDERS OF WILLAMETTE PURSUANT TO THE OREGON CONTROL SHARE ACT OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SUCH STATUTE ARE INVALID OR OTHERWISE INAPPLICABLE TO THE WILLAMETTE SHARES TO BE ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER, (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, NEITHER THE OREGON BUSINESS COMBINATION STATUTE NOR SIMILAR PROVISIONS IN ARTICLE VI OF WILLAMETTE'S ARTICLES OF INCORPORATION WILL PROHIBIT FOR ANY PERIOD OF TIME, OR IMPOSE ANY VOTING REQUIREMENTS IN EXCESS OF MAJORITY SHAREHOLDER APPROVAL WITH RESPECT TO, THE PROPOSED SECOND-STEP MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING WILLAMETTE AND THE PURCHASER OR ANY OTHER SUBSIDIARY OF WEYERHAEUSER AND (5) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER.
                            ------------------------

WEYERHAEUSER AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH WILLAMETTE WITH RESPECT TO THE COMBINATION OF WILLAMETTE WITH WEYERHAEUSER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE PURCHASE PRICE AND THE PROPOSED SECOND-STEP MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH WILLAMETTE, OR TO NEGOTIATE A MERGER AGREEMENT WITH WILLAMETTE NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE WILLAMETTE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF WEYERHAEUSER AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY WEYERHAEUSER, THE PURCHASER AND WILLAMETTE.
                            ------------------------

                                   IMPORTANT

ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES OF COMMON STOCK OF WILLAMETTE AND THE RELATED PREFERRED STOCK PURCHASE RIGHTS SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH SHAREHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A TRANSFER EFFECTED PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN SECTION 3, TRANSMIT AN AGENT'S MESSAGE (AS DEFINED HEREIN), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, THE CERTIFICATE(S) REPRESENTING THE RELATED PREFERRED STOCK PURCHASE RIGHTS TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) OR DELIVER SUCH SHARES (AND RIGHTS, IF APPLICABLE) PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN SECTION 3, OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER WHOSE SHARES OF COMMON STOCK OF WILLAMETTE AND, IF APPLICABLE, PREFERRED STOCK PURCHASE RIGHTS, ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES AND, IF APPLICABLE, PREFERRED STOCK PURCHASE RIGHTS.

IF A DISTRIBUTION DATE (AS DEFINED IN "INTRODUCTION -- THE RIGHTS CONDITION") OCCURS, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE PREFERRED STOCK PURCHASE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE.

A SHAREHOLDER WHO DESIRES TO TENDER SUCH SHAREHOLDER'S SHARES OF COMMON STOCK OF WILLAMETTE (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY TENDER SUCH SHARES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT.
                          ---------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER

NOVEMBER 29, 2000

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                       --------
SUMMARY TERM SHEET...................................................      i

INTRODUCTION.........................................................      1

THE OFFER............................................................      7

     1.  Terms of the Offer; Expiration Date.........................      7

     2.  Acceptance for Payment and Payment..........................      9

     3.  Procedures for Accepting the Offer and Tendering Shares and
           Rights....................................................     10

     4.  Withdrawal Rights...........................................     14

     5.  Material U.S. Federal Income Tax Consequences of the Offer
           and the Proposed Merger...................................     15

     6.  Price Range of the Shares; Dividends........................     16

     7.  Effect of the Offer on the Market for the Shares; New York
           Stock Exchange Listing; Exchange Act Registration; Margin
           Regulations...............................................     17

     8.  Certain Information Concerning the Company..................     18

     9.  Certain Information Concerning Parent and the Purchaser.....     18

    10.  Background of the Offer; Contacts with the Company..........     20

    11.  Purpose of the Offer and the Proposed Merger; Plans for the
           Company; Certain Conditions...............................     31

    12.  Source and Amount of Funds..................................     40

    13.  Dividends and Distributions.................................     41

    14.  Certain Conditions to the Offer.............................     42

    15.  Certain Legal Matters; Required Regulatory Approvals........     45

    16.  Certain Fees and Expenses...................................     47

    17.  Miscellaneous...............................................     48

SOLICITATION OF PROXIES..............................................     49

INFORMATION CONCERNING PARTICIPANTS..................................     49

SCHEDULE I

  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
  PARENT AND THE PURCHASER...........................................    I-1

                               SUMMARY TERM SHEET

    COMPANY HOLDINGS, INC. IS OFFERING TO ACQUIRE ALL THE OUTSTANDING SHARES OF WILLAMETTE INDUSTRIES, INC. COMMON STOCK (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS) FOR $48.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A SHAREHOLDER OF WILLAMETTE, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THIS SUMMARY TERM SHEET IS NOT MEANT TO BE A SUBSTITUTE FOR THE INFORMATION CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AND THE INFORMATION CONTAINED IN THIS SUMMARY TERM SHEET IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND EXPLANATIONS CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE URGE YOU TO CAREFULLY READ THE ENTIRE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION REGARDING WHETHER TO TENDER YOUR SHARES.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF WILLAMETTE?

    - Company Holdings, Inc., a corporation formed solely to make the offer, is offering to purchase your Willamette shares. Company Holdings, Inc. is a wholly owned subsidiary of Weyerhaeuser Company, which is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction and other real estate related activities. See the Introduction and Section 9.

HOW MANY SHARES IS COMPANY HOLDINGS, INC. SEEKING TO PURCHASE, AT WHAT PRICE,
  AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

    - Company Holdings, Inc. is offering to purchase all the outstanding shares of Willamette common stock (and the related preferred stock purchase rights) at a price of $48.00 per share, net to the seller, in cash, without interest. As of November 10, 2000, the last trading day prior to Weyerhaeuser's announcement that it was seeking to enter into a business combination with Willamette, the closing price of a Willamette share on the New York Stock Exchange was $34.75 and as of November 28, 2000, the last trading day prior to the announcement of the offer, the closing price of a Willamette share on the New York Stock Exchange was $49.94. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction and Section 9.

WHY IS COMPANY HOLDINGS, INC. MAKING THIS OFFER?

    - Company Holdings, Inc. is making this offer because Weyerhaeuser wants to enter into a business combination with Willamette. If the offer is consummated, Company Holdings, Inc. intends to consummate a second-step merger with Willamette in which Willamette will become a wholly owned subsidiary of Weyerhaeuser and all shares of Willamette that are not purchased in the offer will be exchanged for an amount in cash per Willamette share equal to the highest price per share paid pursuant to the offer. See the Introduction and Section 11.

WHAT ARE THE "RELATED PREFERRED STOCK PURCHASE RIGHTS"?

    - The related preferred stock purchase rights were issued to all Willamette shareholders, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares. Unless the rights are distributed to shareholders, a tender of shares will include a tender of the related rights. If the rights are distributed, a holder will need to tender one right with each share tendered. See Sections 3 and 11.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

    The most important conditions to the offer are the following:

    - Willamette shareholders must validly tender and not withdraw before the expiration of the offer the number of shares of common stock of Willamette (including the related rights) that would represent at least a majority of the outstanding Willamette shares on a fully diluted basis.

    - Willamette's board of directors must redeem the preferred stock purchase rights or Company Holdings, Inc., in its sole discretion, must be satisfied that the rights have been invalidated or are otherwise inapplicable to the offer and proposed second-step merger.

    - Full voting rights for all shares to be acquired by Company
      Holdings, Inc. pursuant to the offer must be approved by Willamette's shareholders pursuant to the Oregon Control Share Act, ORS 60.801 to 60.816, or Company Holdings, Inc., in its sole discretion, must be satisfied that such statute is invalid or otherwise inapplicable to the Willamette shares to be acquired by Company Holdings, Inc. pursuant to the offer.

    - Company Holdings, Inc., in its sole discretion, must be satisfied that, after consummation of the offer, neither the Oregon Business Combination Statute, ORS 60.825 to 60.845, nor similar provisions in Article VI of Willamette's articles of incorporation will prohibit for any period of time, or impose any voting requirements in excess of majority shareholder approval with respect to, the consummation of the proposed second-step merger or any other business combination involving Willamette and Company Holdings, Inc. or any other subsidiary of Weyerhaeuser or that the provisions of such statute and articles of incorporation are invalid or otherwise inapplicable to the proposed second-step merger.

    - All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated.

    A more detailed discussion of the conditions to consummation of the offer may be found in the Introduction, Section 11 and Section 14.

DOES COMPANY HOLDINGS, INC. HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

    - Yes. Weyerhaeuser has obtained a commitment from Morgan Stanley Senior Funding, Inc. and The Chase Manhattan Bank to provide senior bank financing to Weyerhaeuser in the aggregate amount of $5.3 billion. Weyerhaeuser expects to contribute or otherwise advance the proceeds of borrowings under the proposed credit facility to enable Company Holdings, Inc. to consummate the offer. See Section 12. The offer is not conditioned on either Weyerhaeuser Company or Company Holdings Inc. obtaining financing.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

    - You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, January 4, 2001. Company Holdings, Inc. currently expects that the offer will be extended until the principal conditions to the offer, which are described above, are satisfied. If the offer is extended, Company Holdings, Inc. will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire. See Section 1.

    - Company Holdings, Inc. may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after Company Holdings, Inc. has purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. Company Holdings, Inc. does not currently intend to include a subsequent offering period, although Company Holdings, Inc. reserves the right to do so.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

    - To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to First Chicago Trust Company of New York, the depositary, prior to the expiration of the offer. If your shares are held in street name (I.E., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3.

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

    - If the conditions to the offer are satisfied and Company Holdings, Inc. consummates the offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer. See Section 2.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - You may withdraw a portion of or all your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if Company Holdings, Inc. has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until Company Holdings, Inc. does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF WILLAMETTE THINK OF THIS OFFER?

    - Willamette's board of directors rejected an earlier proposal by Weyerhaeuser to combine with Willamette through a transaction providing consideration of $48.00 per share in cash for all the outstanding shares of Willamette common stock. Willamette's board of directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Willamette is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

    - As indicated above, if the offer is successful, Company Holdings, Inc. expects to conclude a merger transaction in which all shares of Willamette that were not purchased in this offer will be exchanged for an amount in cash per share equal to the highest price per share paid pursuant to the offer. If the proposed second-step merger takes place, shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue dissenters' rights, if available, under Oregon law. Therefore, if the proposed second-step merger takes place and you do not perfect your dissenters' rights (if available), the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the proposed second-step merger does not take place, the number of shareholders and the number of shares of Willamette that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and Willamette may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies.

ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED SECOND-STEP
  MERGER?

    - Dissenters' rights are not available in the offer. If you do not vote in favor of the proposed second-step merger and you comply with applicable procedures under Oregon law, subject to the exception described below, you will be entitled to dissenters' rights in connection with the proposed second-step merger. Dissenters' rights will not be available to shareholders in connection with the proposed second-step merger, however, if, on the applicable determination date for the proposed second-step merger, the Willamette common stock is registered on a national securities exchange or traded on the Nasdaq National Market System. The determination date for the proposed second-step merger will be either (1) the date fixed to determine the shareholders entitled to notice of and to vote on the proposed second-step merger (if the proposed second-step merger requires shareholder approval) or (2) the date Weyerhaeuser or Company Holdings, Inc. mails a copy or summary of the plan of merger setting forth the terms of the proposed second-step merger to shareholders (if the proposed second-step merger does not require shareholder approval, which would be the case if Company Holdings, Inc. acquires at least 90% of the outstanding shares pursuant to the offer or otherwise). See Section 11.

    - In addition, you may have dissenters' rights in connection with the Oregon Control Share Act if the restoration of voting rights for the shares to be acquired by Company Holdings, Inc. is approved by Willamette's shareholders, you do not vote in favor of such restoration and Company Holdings, Inc. acquires the right to direct the voting of, other than through the holding of immediately revocable proxies, voting shares with a majority or more of the total voting power of all voting shares of Willamette. See Section 11.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

    - The receipt of cash in the offer or the proposed second-step merger in exchange for Willamette shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See Section 5.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On November 28, 2000, the last trading day before the commencement of the offer, the shares of Willamette closed on the New York Stock Exchange at $49.94 per share. On November 10, 2000, the last trading day before the public announcement of Weyerhaeuser's intention to pursue a business combination with Willamette, the shares of Willamette closed on the New York Stock Exchange at $34.75 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See
      Section 6.

WHOM CAN I CALL WITH QUESTIONS?

    - You can call Innisfree M&A Incorporated, at (877) 750-5838 (toll-free) or
      (212) 750-5833 (collect) or Morgan Stanley & Co. Incorporated at
      (212) 761-6945 with any questions you may have. Innisfree M&A Incorporated is acting as the information agent and Morgan Stanley & Co. Incorporated is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

To: All Holders of Shares of Common Stock of Willamette Industries, Inc.

                                  INTRODUCTION

    Company Holdings, Inc. (the "Purchaser"), a Washington corporation and a wholly owned subsidiary of Weyerhaeuser Company ("Parent"), a Washington corporation, hereby offers to purchase (1) all outstanding shares ("Shares") of common stock, par value $0.50 per share (the "Company Common Stock"), of Willamette Industries, Inc. (the "Company"), an Oregon corporation, and
(2) unless and until validly redeemed by the Board of Directors of the Company (the "Company Board"), the related rights to purchase shares of Series B Junior Participating Preferred Stock, par value $0.50 per share, of the Company (the "Rights") issued pursuant to the Rights Agreement, dated as of February 25, 2000 (as amended from time to time, the "Rights Agreement"), by and between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), at a price of $48.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

    Tendering shareholders whose Shares are registered in their own name who tender directly to the Depositary (as defined) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated, as Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The purpose of the Offer is for Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. Parent currently intends, promptly following consummation of the Offer, to seek to have the Company consummate a second-step merger or similar business combination with the Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser or Parent) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer.

    Although the Purchaser will seek to have the Company consummate the Proposed Merger promptly after consummation of the Offer, if the Company Board opposes the Offer and the Proposed Merger, certain terms of the Rights, and certain provisions of the Oregon Business Corporation Act (the "OBCA") and the Company's Restated Articles of Incorporation (as amended, the "Articles of Incorporation") and by-laws (as amended, the "By-laws"), may affect the ability of the Purchaser to obtain control of the Company and to effect the Proposed Merger. For these reasons, the timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Control Share Condition and the Business Combination Condition (each as defined below), and all other conditions set forth in Section 14 are satisfied or waived. There can be no assurance that if the Offer is consummated, the Purchaser and Parent will be able to effectuate the Proposed Merger. See below and Sections 11 and 14.

    The Company Board is divided into three classes with each class elected for a term of three years and one class elected at the Company's annual meeting of shareholders each year. In connection with the Offer and the Proposed Merger, Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, a slate of nominees who support the Offer and the Proposed Merger, to replace all the members of the class of directors to be elected at the 2001 Annual Meeting of Shareholders of the Company (the "Annual Meeting"), which the By-laws currently provide is to be held April 17, 2001. If, following the Annual Meeting, a majority of the members of the Company Board do not support the Offer and the Proposed Merger, Parent and the Purchaser intend to seek to call a special meeting of the shareholders of the Company to replace all members of the Company Board (other than nominees of Parent elected at the Annual Meeting) with additional nominees who support the Offer and the Proposed Merger (such nominees, together with any nominees of Parent for election at the Annual Meeting, the "Parent Nominees"). Under the OBCA, the Company is required to hold a special meeting if holders of at least 10% of the Shares demand a meeting. Under the Articles of Incorporation, replacement of directors at a special meeting requires the vote of holders of at least 80% of the outstanding shares of capital stock of the Company. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees will, if such nominees constitute less than a majority of the members of the Company Board, seek to cause the Company Board to, and, if such nominees constitute a majority of the members of the Company Board, cause the Company Board to: approve the Proposed Merger; amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Control Share Condition; satisfy the Business Combination Condition; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

    As described below, the Purchaser intends to deliver to the Company an "acquiring person statement" in accordance with Sections 60.801 to 60.816 of the OBCA (the "Oregon Control Share Act") and request a special meeting of the Company's shareholders for the purpose of considering the voting rights to be accorded the Shares to be acquired by the Purchaser pursuant to the Offer.

    PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE COMBINATION OF THE COMPANY WITH PARENT. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE PROPOSED MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF PARENT, AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

    The Offer is subject to the fulfillment of certain conditions, including the following:

    THE MINIMUM TENDER CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) a number of Shares (the "Minimum Number of Shares") that would represent at least a majority of all outstanding Shares on a fully diluted basis on the date of the purchase of Shares pursuant to the Offer (the "Minimum Tender Condition").

    According to the Company's Form 10-Q for the quarterly period ended September 30, 2000 (the "Company Third Quarter 10-Q"), there were 109,206,002 Shares issued and outstanding as of October 27, 2000. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K"), there were outstanding options to purchase 3,280,686 Shares on December 31, 1999. For purposes of the Offer, "fully diluted basis" assumes that all outstanding stock options are presently exercisable.

    Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued since October 27, 2000 (other than Shares issued pursuant to the exercise of the stock options referred to above), or, in the case of options, since December 31, 1999, if the Purchaser were to purchase 56,243,345 Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied.

    THE RIGHTS CONDITION. Consummation of the Offer is conditioned upon the Rights having been redeemed by the Company Board, or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"). The Rights are described in the Company's Registration Statement on Form 8-A dated February 25, 2000 (the "Company 8-A"). The terms of the Rights are set forth in the Rights Agreement. See Section 11 for a more detailed discussion of the Rights and the Rights Agreement.

    According to the Company 8-A, on November 11, 1999, the Company Board adopted the Rights Agreement and declared a dividend of one Right for each outstanding Share. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series B Junior Participating Preferred Stock, $0.50 par value, at a price of $200 per share, subject to adjustment. The Rights are transferable only with the Shares until they become exercisable. The Rights will not be exercisable until the Distribution Date (as defined herein) and will expire on February 24, 2010 (the "Rights Expiration Date"), unless earlier redeemed by the Company as described in Section 11.

    Under the Rights Agreement, the "Distribution Date" is the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (other than the Company, its employee benefit plans, or a person who acquires his shares in a Sanctioned Tender Offer, as defined below), acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares and (2) 10 business days (or such later date as may be determined by action of the Company Board) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer (other than a Sanctioned Tender Offer) the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Shares. A "Sanctioned Tender Offer" is a tender or exchange offer for all outstanding Shares at a price and on terms which a majority of the Company Board determines to be fair and in the best interests of the Company and its shareholders, other than the person making such offer and that person's affiliates and associates. From and after the Distribution Date, the Rights will separate from the Shares and the certificates representing the Shares (the "Share Certificates").

    Based on publicly available information, the Purchaser believes that, as of November 28, 2000, the Rights were not exercisable, certificates representing the Rights ("Rights Certificates") have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that, as a result of the commencement of the Offer, the Distribution Date may occur as early as 10 business days from the date of this Offer to Purchase, unless the Company Board determines to postpone the Distribution Date. See Section 11.

    UNLESS THE RIGHTS CONDITION IS SATISFIED, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE RELATED RIGHTS.

    The Purchaser believes that under the circumstances of the Offer, the Company Board has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), and the Purchaser is hereby requesting that the Company Board do so. However, there can be no assurance that the Company Board will redeem the Rights or amend the Rights Agreement.

    THE CONTROL SHARE CONDITION. Consummation of the Offer is conditioned upon full voting rights for all Shares to be acquired by the Purchaser pursuant to the Offer having been approved by the Company's shareholders under the Oregon Control Share Act or the Purchaser being satisfied, in its sole discretion, that the Oregon Control Share Act is invalid or otherwise inapplicable to the Shares to be acquired by the Purchaser in the Offer (the "Control Share Condition").

    In general, the Oregon Control Share Act relates to the acquisition by any person or group of voting power over voting shares of an "issuing public corporation" that would entitle such person or group, after the acquisition of voting shares, to vote at least 20%, 33 1/3% or 50% of the total voting power of all the voting shares of the corporation. Under the statute, shares acquired in such an acquisition are "control shares" and the person acquiring the control shares is an "acquiring person."

    The Oregon Control Share Act provides that an acquiring person may not vote control shares unless, by separate vote, a majority of each of (1) all voting shares and (2) all voting shares, excluding interested shares, as defined, permit the acquiring person to vote its control shares. Unless the Purchaser has been accorded the right to vote the Shares acquired by it pursuant to the Offer, the Shares acquired pursuant to the Offer will not have voting rights. If the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of the restoration of voting rights for the control shares is entitled to demand and receive payment for the fair value (which shall not be less than the highest price paid by the acquiring person or acquiring group in the control share acquisition) of such shareholder's shares in accordance with the dissenters' rights provisions of the OBCA.

    An Oregon corporation may provide in its by-laws or articles of incorporation that it will not be subject to the Oregon Control Share Act, although to the Purchaser's knowledge, the Company has not yet done so. See
Section 11 for a more complete description of the Oregon Control Share Act.

    Parent and the Purchaser, pursuant to the provisions of the Oregon Control Share Act, intend to deliver to the Company an "acquiring person statement" relating to the Offer and the Proposed Merger together with a demand that a special meeting (the "Special Meeting") of the Company's shareholders be called at which shareholders of the Company would be asked to approve full voting rights for all Shares currently owned or to be acquired by the Purchaser pursuant to the Offer or otherwise acquired by Parent or the Purchaser that may be deemed to constitute "control shares." Pursuant to the Oregon Control Share Act, the Special Meeting must be called within 10 days, and must be held no sooner than 30 days and no later than 50 days, after receipt by the Company of the demand that the Special Meeting be held.

    THE TENDER OF SHARES INTO THIS OFFER DOES NOT CONSTITUTE THE GRANT OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS.

    The Purchaser intends to solicit proxies from the shareholders of the Company with respect to the Special Meeting, if called. The grant of a proxy with respect to the Special Meeting is not a condition to the tender of Shares in the Offer.

    The Control Share Condition would be satisfied if the Company Board adopted an amendment to the By-laws providing that the Company is not subject to the Oregon Control Share Act or if the Purchaser were satisfied, in its sole discretion, that the Oregon Control Share Act is invalid or otherwise inapplicable to the Offer and the Proposed Merger for any reason.

    THE BUSINESS COMBINATION CONDITION. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that neither (1) Sections 60.825 to 60.845 of the OBCA (the "Oregon Business Combination Statute") nor (2) Article VI of the Articles of Incorporation will prohibit for any period of time, or impose any voting requirements in excess of majority shareholder approval with respect to, the Proposed Merger or any other "Business Combination" (as defined for purposes of the Oregon Business Combination Statute and Article VI, respectively) involving the Company and the Purchaser or any other subsidiary of Parent (the "Business Combination Condition").

    1. OREGON BUSINESS COMBINATION STATUTE. In general, the Oregon Business Combination Statute prohibits public Oregon corporations from engaging in a "Business Combination" (which is defined to include a variety of transactions, including mergers) with an "Interested Shareholder" (which is defined generally as a person owning at least 15% of the voting stock of a corporation) for a period of three years following the date the person became an Interested Shareholder, unless:

        (1) before the person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder;

        (2) upon consummation of the acquisition that caused such person to become an Interested Shareholder, the Interested Shareholder owned at least 85% of the outstanding voting stock of the corporation not owned by
    (a) persons who are directors and also officers or (b) employee share plans that do not allow individual employees to decide confidentially whether to tender their shares in a tender or exchange offer; or

        (3) at the time of or after the acquisition that caused such person to become an Interested Shareholder, the combination is approved by the board of directors and 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Shareholder at an annual or special meeting and not by written consent.

    See Section 11 for a more detailed description of the Oregon Business Combination Statute. The Purchaser believes that it and Parent collectively will be deemed to be an Interested Shareholder for purposes of the Oregon Business Combination Statute upon consummation of the Offer and that, accordingly, unless the Purchaser acquires at least 85% of the Shares in the Offer, the Oregon Business Combination Statute will prohibit consummation of the Proposed Merger for a period of three years absent compliance with the Oregon Business Combination Statute's board of directors and supermajority shareholder approval requirements.

    2. ARTICLES OF INCORPORATION. Article VI of the Articles of Incorporation contains a prohibition on specified "Business Combinations" (including mergers) with an "Interested Person" (which is defined generally as a person beneficially owning at least 20% of the Shares) unless the transaction is approved by the holders of at least 80% of the outstanding shares of capital stock of the Company. The supermajority voting requirement does not apply if the proposed Business Combination is expressly approved (1) by the Company Board, at a time when the majority of the members of the Company Board are Continuing Directors (as defined in Section 11), and by at least two-thirds of the Continuing Directors or (2) if certain "fair-price" requirements are met. The "fair-price" provisions would be satisfied if the Business Combination is a merger, consolidation or exchange of shares involving the Company that provides for the conversion of the Shares into cash, securities or other property with a fair market value per Share not less than the highest per share consideration paid or given by the Interested Person and any of its affiliates for any of their Shares within one year prior to the date of the taking of the vote with respect to such Business Combination. See Section 11 for a more detailed description of
Article VI of the Articles of Incorporation. The Purchaser believes that it and Parent collectively will be deemed to be an Interested Person for purposes of
Article VI of the Articles of Incorporation upon consummation of the Offer and that, accordingly, unless the Proposed Merger satisfies the "fair-price" requirements of Article VI,
Article VI will prohibit consummation of the Proposed Merger absent compliance with Article VI's supermajority shareholder approval or Continuing Director approval requirements.

    The Business Combination Condition would be satisfied if (1) the Company Board adopted a resolution approving the Offer and the Proposed Merger prior to the consummation of the Offer or Parent and the Purchaser otherwise becoming Interested Shareholders and (2) a majority of the members of the Company Board continues to be Continuing Directors and both a majority of the Company Board and at least two-thirds of such Continuing Directors adopt a resolution approving the Offer and the Proposed Merger, or if the Purchaser were satisfied, in its sole discretion, that the Oregon Business Combination Statute and
Article VI of the Articles of Incorporation are invalid or otherwise inapplicable to the Offer and the Proposed Merger for any reason.

    CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 14. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER, INCLUDING, WITHOUT LIMITATION, THE MINIMUM TENDER CONDITION, THE RIGHTS CONDITION, THE CONTROL SHARE CONDITION AND THE BUSINESS COMBINATION CONDITION. SEE SECTIONS 1 AND 14.

    THE OFFER IS NOT CONDITIONED ON EITHER PARENT OR THE PURCHASER OBTAINING FINANCING. SEE SECTION 12.

    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER AND THE CONVERSION OF SHARES PURSUANT TO THE PROPOSED MERGER ARE DESCRIBED IN SECTION 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in
Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 4, 2001, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

    The Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Rights Condition, the Control Share Condition, the Business Combination Condition and all the other conditions set forth in Section 14. The Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive the Minimum Tender Condition or any other condition of the Offer. If the Minimum Tender Condition or any of the other conditions set forth in Section 14 has not been satisfied by 12:00 midnight, New York City time, on Thursday, January 4, 2001 (or any other time then set as the Expiration Date), the Purchaser may elect to:

        (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

        (2) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

        (3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

    The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

    Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to:

        (1) terminate or amend the Offer if any of the conditions referred to in
    Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14; or

        (2) waive any condition or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

    The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including
Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the Dow Jones Newswires.

    If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

    Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer
(a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer.

    During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired,
(2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) the

Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

    THE PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7(A)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act and under the OBCA for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if it so elects, the materials will be mailed by the Company.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in
Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

    The Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See Section 14. The Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in
Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

        (1) the Share Certificates representing such Shares and, if applicable, the Rights Certificates, or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3;

        (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

        (3) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, the Rights, which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES AND RIGHTS.

    VALID TENDER OF SHARES AND RIGHTS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares and, prior to the Distribution Date, Rights, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

    UNLESS THE RIGHTS ARE REDEEMED PRIOR TO THE EXPIRATION DATE, HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. ACCORDINGLY, SHAREHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR THE TENDER OF SHARES.

    SEPARATE DELIVERY OF RIGHTS CERTIFICATES. If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the related Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within a period ending on the later of (1) three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. An "NYSE trading day" is a day on which the NYSE is open for business. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

    THE METHOD OF DELIVERY OF SHARES, RIGHTS (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

    If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

    REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates or Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    If the Share Certificates and Rights Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates or, if applicable, Rights Certificates, are not immediately available (including if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (3) within (a) in the case of Shares, three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (x) three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery and (y) three business days after the date Rights Certificates are distributed to shareholders, (i) Share Certificates representing tendered Shares and, prior to the Distribution Date, Rights, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary,
    (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares and, prior to the Distribution Date, Rights, or a Book-Entry Confirmation (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates (or Rights Certificates) representing, or Book-Entry Confirmations of, such Shares (or Rights, if available) are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, payments in connection with the Offer and the Proposed Merger may be subject to "backup withholding" at a rate of 31% unless a shareholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints Robert A. Dowdy and Claire S. Grace, or either of them, and any individual designated by either of them, and each of them individually, as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares and, if applicable, Rights tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares or Rights on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares and Rights. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares and Rights for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and Rights and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and Rights and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, and the Purchaser reserves the right to require that in order for Shares and Rights or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, the Purchaser must be able to exercise full voting rights with respect to such Shares and Rights. See Section 15.

    The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the

Company's shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. THE GRANT OF A PROXY WITH RESPECT TO THE SPECIAL MEETING IS NOT A CONDITION TO THE TENDER OF SHARES INTO THE OFFER. See "Introduction", Section 11 and Section 17.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares and, if applicable, Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 27, 2001 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related Shares are also withdrawn.

    To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder of the Shares or Rights to be withdrawn, if different from the name of the person who tendered the Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of Shares or Rights may not be rescinded. Any Shares or Rights properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

    5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

    The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

    Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Merger and the aggregate adjusted tax basis in the Shares and Rights tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares and Rights tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. If tendered Shares and Rights are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares and Rights exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, the ability to use capital losses to offset ordinary income is limited.

    The foregoing discussion may not be applicable with respect to Shares and Rights received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares and Rights who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares and Rights in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

    SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

    DISSENTERS' RIGHTS. A shareholder that exchanges all of its Shares and Rights for cash in connection with dissenters' rights under the OBCA will generally recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such shareholder's adjusted tax basis in the Shares and Rights surrendered. The capital gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Shares and Rights is more than one year. Any long-term capital gain recognized by an individual shareholder generally will be subject to U.S. federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    BACKUP WITHHOLDING. Certain noncorporate shareholders of the Company may be subject to backup withholding at a 31% rate on cash payments received in connection with the Offer and the Proposed Merger

(including cash paid in respect of the exercise of dissenters' rights). Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that such shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

    If a shareholder does not provide a correct taxpayer identification number, such shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. Shareholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

    6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

    According to the Company 10-K, the Shares are listed and traded principally on the New York Stock Exchange under the symbol "WLL." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the NYSE and the cash dividends declared per Share, as reported in the Company 10-K for the years ending December 31, 1998 and December 31, 1999 and as reported by IDD Information Services or Dow Jones & Co. for the year ending December 31, 2000.

                                                                HIGH       LOW      DIVIDEND
                                                              --------   --------   --------
Year Ending December 31, 1998
  First Quarter.............................................   $39.75     $30.81     $0.16
  Second Quarter............................................    40.44      29.87      0.16
  Third Quarter.............................................    32.00      23.25      0.16
  Fourth Quarter............................................    36.00      26.25      0.16

Year Ending December 31, 1999
  First Quarter.............................................    39.06      31.75      0.16
  Second Quarter............................................    49.06      37.81      0.18
  Third Quarter.............................................    51.19      39.62      0.18
  Fourth Quarter............................................    46.56      38.87      0.18

Year Ending December 31, 2000
  First Quarter.............................................    48.69      32.62      0.21
  Second Quarter............................................    42.81      27.19      0.21
  Third Quarter.............................................    34.31      25.50      0.21
  Fourth Quarter (through November 28, 2000)................    49.94      25.87

    On November 10, 2000, the last full trading day prior to the public announcement of Parent's intention to pursue a business combination with the Company, the reported 4:00 p.m. closing price on the NYSE for the Shares was $34.75 per Share, and on November 28, 2000, the last full trading day prior to the commencement of the Offer, the reported 4:00 p.m. closing price on the NYSE for the Shares was $49.94 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

    The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the NYSE, are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and related Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach and may trade separately from the Shares. See Section 11. If the Distribution Date occurs and the Rights begin to trade separately from the Shares, shareholders are also urged to obtain a current market quotation for the Rights.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NEW YORK STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    NYSE LISTING. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (1) the total number of holders of Shares fell below 400, (2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months is less than 100,000 Shares,
(3) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) fell below 600,000, (4) the Company's total global market capitalization is less than $50.0 million and total shareholders' equity were less than $50.0 million, (5) the Company's average global market capitalization over a consecutive 30-trading-day period were less than $15.0 million or (6) the average closing price per Share were less than $1.00 over a consecutive 30-trading-day period. If, as result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section 11. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

    RIGHTS. As soon as practicable after the Distribution Date has been designated, Rights Certificates are to be sent to all holders of Rights. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, NYSE listing and Exchange Act registration would apply to the Rights in a similar manner.

    8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary.

    According to its 1999 Annual Report, the Company was incorporated in the State of Oregon in 1967. The Company became publicly held in 1968. The principal executive offices of the Company are located at 1300 Southwest Fifth Avenue, Suite 3800, Portland, Oregon 97201 and its telephone number is (503) 227-5581. According to the Company 10-K, the Company is a diversified, integrated forest products company with 103 manufacturing facilities in 24 states, Mexico, France and Ireland.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

    9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

    The Purchaser was organized in 2000 under the laws of the State of Washington for the purpose of engaging in a business combination with the Company. The Purchaser is a wholly owned subsidiary of Parent. The Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Proposed Merger. Its principal executive offices and telephone number are the same as those of Parent.

    Parent was organized in 1900 under the laws of the State of Washington. Its principal executive offices are located at 33663 Weyerhaeuser Way South, Federal Way, Washington 98003 and its telephone number is (253) 924-2345. Parent maintains an Internet site at http://www.weyerhaeuser.com. The website and the information contained on or connected to the website are not part of this Offer to Purchase and are not incorporated by reference.

    Parent is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities.

    Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Parent's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning Parent are available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

    The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I of this Offer to Purchase.

    On October 30, 2000, the Purchaser acquired 1,000 Shares at a price of $35.25 per share in an open market purchase. On November 21, 2000, the Purchaser transferred 500 Shares to Parent. Steven R. Rogel, Parent's Chairman, President and Chief Executive Officer and the Purchaser's President, is the beneficial owner of 56,324 Shares. Mr. Rogel served as President and Chief Executive Officer of the Company from 1995 to 1997 and as its President and Chief Operating Officer from 1991 to 1995.

    On October 20, 2000, an investment advisor purchased 1,000 Shares for an investment account of Martha R. Ingram, a member of Parent's board of directors, at a price of $29.13 per share in an open market purchase. The investment advisor who manages Ms. Ingram's account has complete investment discretion over the account under a pre-existing contract and does not consult Ms. Ingram regarding, and Ms. Ingram does not have or exercise any influence over, individual transactions in the account.

    10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In June of 1998, at the request of Mr. Steven R. Rogel, President and Chief Executive Officer of Parent, Mr. Rogel met with Mr. William Swindells, Chairman of the Board of the Company, to express Parent's interest in pursuing a business combination with the Company. Mr. Swindells subsequently requested that Parent put in writing any proposal that it wished to make.

    On August 11, 1998, Mr. Rogel sent Mr. Swindells a confidentiality agreement and the following letter:

    Confidential

    August 11, 1998

    Willamette Industries, Inc.
    1300 Southwest Fifth Avenue
    Portland, Oregon 97201

    Attention:  William Swindells
                Chairman and Chief Executive Officer

    Dear Bill:

        In response to our recent conversation, on behalf of Weyerhaeuser Company and its board of directors, I wanted to reemphasize our strong interest in pursuing the combination of Willamette Industries, Inc. and Weyerhaeuser. We believe that the union of our two companies would result in the premier forest and paper products company and create immediate and long-term value for both of our shareholders.

        We propose to combine with Willamette in a stock-for-stock transaction that would be tax-free to Willamette's shareholders and would be accounted for as a pooling-of-interests. We anticipate that the proposed transaction would involve an exchange of shares at an exchange ratio of 0.94 Weyerhaeuser shares per Willamette share. This represents a substantial up-front premium of nearly 40% to the average exchange ratio over the past 12 months of 0.675, as can be seen on the enclosed chart.

        In view of the natural strategic fit between our two companies and the clear opportunity for overhead reductions, operating savings and other efficiencies that we describe below, Willamette's shareholders could expect a further increase in the value of their 35% ownership stake in the combined company as well as a significantly increased dividend. We have paid uninterrupted dividends since becoming a public company in December 1963 and have never reduced the dividend during this period. In addition, Willamette shareholders would benefit from the increased market capitalization of the combined company, which would represent one of the largest floats in the global forest products industry.

        A combination of Willamette and Weyerhaeuser would result in a company with high quality management and assets that is very focused in complementary product grades. On a basis of combined strength and synergies, we would be positioned to earn more and achieve higher returns in each line of business than either company could independently. The combined companies definitely would have greater financial strength.

        First and foremost is our ownership of timberlands. I am confident that we share common views regarding the importance of long term timber management and value creation. Our joint timberlands would be a source of competitive advantage. We both are proud of our reputation within the industry and externally for the stewardship of our timberlands. Willamette's and Weyerhaeuser's large and proximate timber positions in the Pacific Northwest and Southeast would yield benefits in timber management.

        Willamette and Weyerhaeuser have a strong base of North American assets. The combined company would be formidable, with excellent market breadth and depth in fine papers, containerboard and wood products. We recognize, however, that size alone is not the reason to pursue a transaction. The proposed combination would result in a more balanced business mix than either company currently would have on its own, leading to increased financial strength throughout the business cycle.

        In addition to the compelling strategic fit of the assets and product lines of Willamette and Weyerhaeuser, the combination also would result in the ability to share best practices and to reduce costs and capital spending. We believe that savings can be achieved through overhead reduction and increased operating efficiencies in each line of business. We expect the market would recognize these opportunities for savings and enhanced free cash flow with a positive impact on the stock price of the combined company.

        The combination would also result in the joining of well-regarded managerial talent and would afford the opportunity to adopt the best practices and skills from Willamette into the combined company. Having been a part of Willamette for many years, I am confident that we would be able to integrate the two companies' cultures and practices to build a stronger, more efficient combined company. In this connection, we would expect that management for the merged company would be determined together based on the capabilities of each individual and that after the merger many in your management team would have similar positions and duties.

        Bill, we view the combination of our two companies as a merger as opposed to an acquisition of Willamette by Weyerhaeuser. We believe the future success of the combined company will be enhanced by approaching this transaction as a partnership. As partners, we would access the best resources of both companies, most importantly our people. We anticipate the new board of directors would draw on Willamette's current board members with a structure to provide Willamette representation commensurate with the ownership stake of Willamette's shareholders.

        The Weyerhaeuser board has unanimously authorized me to pursue a merger of our companies. We are prepared to work on a friendly basis and to move quickly toward a definitive merger agreement. We believe this can be completed within two weeks. In that regard, we would, of course, look forward to the full commitment of the inside stockholders of Willamette and related parties once merger terms have been reached.

        As we agreed in our meeting with you on June 24, we believe it is in the best interests of both our companies for our discussions to be kept on a strictly confidential basis. In order to continue our discussions in an environment of mutual cooperation, I have taken the liberty of attaching a confidentiality agreement.

        We are sending you this letter merely to confirm our strong interest in pursuing a combination of Willamette and Weyerhaeuser and not for the purpose of creating any disclosure obligation on the part of Willamette or Weyerhaeuser. Our counsel has advised us that such disclosure would not be required unless and until our two companies agree on the terms of a merger.

        I look forward to continuing discussions which result in the creation of the premier forest and paper products company.

                                             Very truly yours,
                                             /s/ Steven R. Rogel
                                             Steven R. Rogel
                                             President and Chief Executive
                                             Officer

    CC:  Weyerhaeuser Board of Directors

    On August 20, 1998, Mr. Swindells sent the following letter to Mr. Rogel:

    August 20, 1998

    Mr. Steven R. Rogel
    President and Chief Executive Officer
    Weyerhaeuser Company
    Corporate Headquarters
    Tacoma, Washington 98477-0001

    Dear Steve:

        The board of directors of Willamette Industries, Inc., has met to consider the proposal contained in your letter of August 11, 1998. We considered the views expressed in your letter as well as a number of other factors. We have concluded that Willamette can grow more rapidly, create more value for its shareholders and serve its other constituencies best by remaining independent. We decided that a combination of Willamette and Weyerhaeuser Company is not in the best interests of Willamette or its shareholders.

                                             Sincerely,
                                             /s/ William Swindells
                                             William Swindells
                                             Chairman and Chief Executive
                                             Officer

    cc:  Board of Directors

    In late July 2000, Mr. Rogel called Mr. Swindells to reaffirm Parent's interest in pursuing a business combination with the Company and to schedule a meeting with Mr. Swindells to discuss a possible transaction. The two agreed to meet on August 2, 2000.

    On August 2, 2000, Mr. Rogel and Mr. Swindells met in Portland, Oregon and discussed the merits of a business combination involving Parent and the Company. Mr. Swindells called Mr. Rogel on August 3, 2000 and communicated the Company's desire to remain independent.

    On August 14, 2000, Mr. Rogel called Mr. Duane C. McDougall, President and Chief Executive Officer of the Company, regarding Parent's continued interest in negotiating a transaction. Mr. McDougall said that the Company could not respond because a specific proposal had not been made by Parent. Mr. McDougall agreed to a meeting in Portland.

    On August 28, 2000, Mr. Rogel and Mr. William C. Stivers, Executive Vice President and Chief Financial Officer of Parent, met with Mr. Swindells and
Mr. McDougall in Portland. At the meeting, Mr. Rogel delivered a confidentiality agreement and the following letter to Mr. Swindells, which Mr. Swindells agreed to present to the Company Board:

    Confidential

    August 28, 2000

    Willamette Industries, Inc.
    1300 Southwest Fifth Avenue
    Portland, Oregon 97201

    Attention:  William Swindells
               Chairman

    Dear Bill:

        On behalf of Weyerhaeuser Company and its board of directors, I want to reemphasize our strong interest in pursuing the combination of Willamette Industries, Inc. and Weyerhaeuser. The union of our two companies will result in the premier forest and paper products company and create immediate and long-term value for both of our shareholders. The value created by our combination will be greater than either company can create on its own.

        We propose to combine with Willamette in a transaction in which Willamette shareholders will receive $43.24 per share in cash for approximately 50% of the outstanding Willamette shares and 0.94 Weyerhaeuser shares per Willamette share for the remaining Willamette shares. Based on Friday's Weyerhaeuser closing share price, the total consideration will equal $43.24 per share, or a substantial up-front premium of approximately 41% over the average Willamette closing share price during the last 60 trading days. We expect the stock portion of the consideration to be tax-free to Willamette's shareholders, and are willing to structure the transaction so that holders of Willamette shares wishing to receive all stock can do so, subject to an overall limitation on the amount of Weyerhaeuser stock to be issued.

        In view of the natural strategic fit between our two companies and the clear opportunity for savings and efficiencies that we describe below, Willamette shareholders who receive Weyerhaeuser common stock in the transaction can expect a further increase in the value of their ongoing ownership stake in the combined company. I am confident that, combined with the substantial up-front premium, such shareholders will enjoy increases in wealth creation well beyond what could be achieved by Willamette alone--now or later.

        Our industry's competitive landscape has experienced dramatic change as merger activity has sharply increased among the largest companies. We have not stood by during this process, and we are happy to report that both MacMillan Bloedel Limited and TJ International, Inc. are now well integrated and making very positive contributions to our business. This consolidation activity is driven by numerous factors including the increasing emphasis the financial markets are placing on market capitalization and liquidity. Larger and more liquid stocks are awarded a valuation premium. To the extent Willamette shareholders receive Weyerhaeuser common stock in the proposed transaction, Willamette shareholders will benefit from the increased market capitalization of the combined company, which will represent one of the largest equity capitalizations in the global forest products industry. We are well aware of this emphasis as we hear it often from our largest institutional shareholders, many of whom are also your shareholders. In fact, the one name we consistently hear from them as the ideal combination with Weyerhaeuser is Willamette Industries, Inc.

        A combination of Willamette and Weyerhaeuser will result in a company with high quality management and assets that is focused in complementary product grades. Combined, we will be positioned to earn more and achieve higher returns in each line of business than either company can independently.

        Together, look at what we will become:

        First and foremost is our ownership of timberlands. I am confident that we share common views regarding the importance of long term timber management and value creation. Our joint timberlands will be a source of competitive advantage. We both are proud of our reputation within the industry and externally for the stewardship of our timberlands. Willamette's and Weyerhaeuser's large and proximate timber positions in the Pacific Northwest and Southeast will yield benefits in timber management. In addition, the combined company will have a significant and growing timber base in Canada, New Zealand, Australia and Uruguay.

        The combined company will have excellent market breadth and depth in fine papers, containerboard and wood products. Equally important, the proposed combination will result in a more balanced business mix than either company currently has on its own, leading to increased financial strength throughout the business cycle.

        In addition to the compelling strategic fit of the assets and product lines of Willamette and Weyerhaeuser, the combination also will result in the ability to share best practices and to reduce costs and capital spending. We believe that savings can be achieved through increased operating efficiencies in each line of business as well as from opportunities derived from operating as a single publicly traded company. We expect the market will recognize these opportunities for savings and enhanced free cash flow with a positive impact on the stock price of the combined company.

        The combination also will result in the joining of well-regarded managerial talent and will afford the opportunity to adopt the best practices and skills from Willamette into the combined company. Having been a part of Willamette for many years, I am confident that we will be able to integrate the two companies' cultures and practices to build a stronger, more efficient combined company. We expect Duane McDougall to join our Senior Management Team, and that management for the combined company will be determined by Willamette and Weyerhaeuser together. These decisions will be based on the capabilities of each individual and we anticipate that many in your management team will have similar positions and duties in the combined company. Additionally, employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger corporation.

        Like Willamette, Weyerhaeuser has always been a good corporate citizen. We expect the combined company to continue these practices and to ensure that it is an active member of all communities in which it operates.

        We view the combination of our two companies as a merger as opposed to an acquisition of Willamette by Weyerhaeuser. We believe the future success of the combined company will be enhanced by approaching this transaction as a partnership. As partners, we will access the best resources of both companies, most importantly our people. We anticipate the new board of directors will draw on Willamette's current board members with a structure to provide Willamette representation commensurate with the ownership stake of Willamette's shareholders.

        The Weyerhaeuser board has unanimously authorized me to pursue, and enthusiastically supports, a merger of our companies. We are prepared to move quickly toward a definitive merger agreement and believe this can be completed within two weeks. We think it is in our mutual best interests to proceed expeditiously and on a confidential basis.

        We are offering a compelling value proposition to Willamette's shareholders, employees and other constituents. I look forward to creating with you the premier forest and paper products company.

                                             Very truly yours,
                                             /s/ Steven R. Rogel
                                             Steven R. Rogel
                                             Chairman, President and
                                             Chief Executive Officer

    CC:  Weyerhaeuser Board of Directors

    On August 29, 2000, Mr. Rogel called Mr. McDougall to stress again Parent's strong interest in pursuing a business combination with the Company.

    On September 8, 2000, Mr. Swindells sent the following letter to Mr. Rogel:

    September 8, 2000

    Mr. Steven Rogel
    Chairman and Chief Executive Officer
    Weyerhaeuser Company
    Corporate Headquarters
    Tacoma, WA 98477-0001

    Dear Steve:

        The board of directors of Willamette Industries, Inc. has met to consider the unsolicited proposal contained in your letter of August 28, 2000. We, and our advisors, considered the views expressed in your letter as well as a number of other factors. We remain committed to our view that Willamette can grow more rapidly, create more value for its shareholders and serve its other constituencies best by pursuing our existing business plans and remaining independent. Therefore, we decided that a combination of Willamette and Weyerhaeuser Company is not in the best interests of Willamette or its shareholders.

                                             Sincerely,
                                             /s/ William Swindells
                                             William Swindells
                                             Chairman of the Board

    On Monday, November 6, 2000, Mr. Rogel called Mr. McDougall to ask for a meeting to present a new proposal to the Company Board. Mr. McDougall declined to meet, informed Mr. Rogel that the Company Board was meeting later that week and requested that any proposal by Parent be put in writing. Later that day, Mr. Rogel sent Mr. McDougall the following letter:

    November 6, 2000

    Willamette Industries, Inc.
    1300 Southwest Fifth Avenue
    Portland, Oregon 97201

    Attention:  Duane C. McDougall
                President & Chief Executive Officer

    Dear Duane:

        On behalf of Weyerhaeuser and its board of directors, I would like to emphasize our strong interest in pursuing the combination of Willamette and Weyerhaeuser. As I have reiterated since I first presented a combination proposal to you over two years ago, we believe that the union of our companies will result in the premier forest and paper products company and create immediate value for Willamette shareholders. I am disappointed you decided not to meet and discuss this proposal. I would have preferred to review it with you in person.

        We propose a transaction in which Willamette shareholders will receive $48 per share in cash for 100% of the outstanding Willamette shares. Based on the average Willamette closing share price during the last 60 days, this price represents a substantial premium of approximately 63%. Our proposal is not subject to the receipt of financing. Given our belief that the premium provides Willamette shareholders with value well beyond what could be achieved by Willamette alone, now or later, I am confident that your shareholders will enthusiastically support our proposal. We have many shareholders in common, and, in fact, the one name they consistently confirm as the ideal partner for Weyerhaeuser is Willamette.

        Our industry's competitive landscape has experienced dramatic change as merger activity has sharply increased among the largest companies. We have not stood by during this process, and both MacMillan Bloedel and TJ International are now well integrated and making very positive contributions to our business.

        A combination of Willamette and Weyerhaeuser will result in a company with high quality management and assets focused in complementary products. Both companies are proud of their reputation within the industry for the stewardship of timberlands, and our timber positions in the Pacific Northwest and Southeast will yield significant benefits in timber management. The combined company will have excellent market breadth and depth in fine papers, containerboard and wood products. Equally important, the proposed combination will result in a more balanced business mix than either company currently has on its own, leading to increased financial strength throughout the business cycle.

        In addition to the compelling strategic fit of the assets and product lines of Willamette and Weyerhaeuser, the combination also will result in the ability to share best practices and to reduce costs and capital spending. We believe that savings can be achieved through increased operating efficiencies in each line of business as well as from opportunities derived from operating as a single publicly traded company. From publicly available information we have identified approximately $300 million in annual cost savings.

        The transaction also will result in the joining of well-regarded managerial talent and will afford the opportunity to combine our skills. I have great respect for Willamette and am confident that we will be able to integrate the two companies to build a stronger, more efficient company. Additionally, employees of both companies will benefit from the greater resources and opportunities that come from being part of a larger corporation.

        Weyerhaeuser has always been committed to corporate citizenship. We expect the combined company will continue these practices and ensure that it is an active member of all communities in which it operates. Both companies have a significant presence in Oregon. The combined entity will only serve to strengthen ties to this state.

        As I have previously communicated, the Weyerhaeuser Board unanimously supports the combination of our companies. A transaction can be completed quickly and we will make all resources available to accomplish this goal. We are confident that our proposal does not raise any anti-trust issues. We know that your shareholders will recognize that our proposal offers substantially greater value than can be achieved by Willamette alone, and we and our advisors are prepared to meet with you to negotiate a definitive agreement with respect to our proposal.

                                             Sincerely,
                                             /s/ Steven R. Rogel
                                             Steven R. Rogel
                                             Chairman, President and Chief
                                             Executive Officer

    CC:  Willamette Board of Directors

    On Friday, November 10, 2000, Mr. Swindells called Mr. Rogel to inform him that the Company Board had held a regularly scheduled meeting on November 9, but that the Company Board had not acted on Parent's proposal because it had not met with the Company's financial and legal advisors.

    On November 12, 2000, Mr. Rogel delivered the following letter to Mr. Swindells:

    November 12, 2000

    Willamette Industries, Inc.
    1300 Southwest Fifth Avenue
    Portland, Oregon 97201

    Attention:  William Swindells
                Chairman

    Dear Bill:

        I have reflected on our discussion of Friday night and I am disappointed by your response.

        We delivered a written proposal to you Monday, November 6. Given the history of our discussions and, in particular, our conversations this past August, we are astounded that your Board met this past Thursday and failed to act on our proposal.

        You leave us no alternative but to consider your response a rejection. We are forced to assume that we must consider other alternatives to consummate a transaction.

                                             Sincerely,
                                             /s/ Steven R. Rogel
                                             Steven R. Rogel
                                             Chairman, President and Chief
                                             Executive Officer

    On November 13, 2000, Weyerhaeuser released the texts of its November 6 and 12 letters and issued the following public announcement:

        Weyerhaeuser Company (NYSE: WY) today confirmed that on Nov. 6 it sent a letter to Willamette Industries, Inc. (NYSE: WLL) proposing to acquire all of the outstanding common stock of Willamette for $48 per share in cash. On Nov. 10, Willamette informed Weyerhaeuser that the Willamette board had met on Nov. 9 and failed to act on Weyerhaeuser's proposal.

        Based on Willamette's closing share price on Friday, Nov. 10, the Weyerhaeuser proposal represents a premium of approximately 38 percent. It is also a substantial premium of approximately 60 percent to Willamette's average share price for the past 60 days. In addition, Willamette has total debt of approximately $1.7 billion, making the total value of the transaction approximately $7.0 billion. The proposal is not subject to the receipt of financing, and Weyerhaeuser has received the financing commitments necessary to complete the transaction. The transaction is anticipated to be accretive to Weyerhaeuser's cash flow, earnings per share and shareholder value in the first year after close.

    On the same day, Willamette issued the following response to Parent's announcement:

        The Willamette Board of Directors confirmed that it received Weyerhaeuser's proposal of Monday, November 6. The Board is committed to acting in the best interests of Willamette shareholders and other constituencies, and Willamette informed Weyerhaeuser on Friday, November 10 that its Board was reviewing the proposal. Willamette is continuing to review the proposal and will respond in due course. It is unfortunate that Weyerhaeuser chose to make its proposal public at this time.

    On November 15, 2000, Mr. Swindells and Mr. McDougall delivered the following letter to Mr. Rogel:

    November 15, 2000

    Mr. Steven R. Rogel
    Chairman, President and Chief Executive Officer
    Weyerhaeuser Company
    Corporate Headquarters
    Tacoma, Washington 98477-0001

    Dear Steve:

        The Board of Directors of Willamette has met to consider
    Weyerhaeuser's November 6 proposal to acquire Willamette for $48 per share in cash. After careful consideration, and after a thorough review of the proposal with our financial and legal advisors, the board has decided not to accept your proposal.

        It is the board's strong and unanimous belief that your proposal is not in the best interests of Willamette, its shareholders and other constituencies. It does not adequately reflect the value of Willamette's unique franchise, its businesses and prospects. In short, the board views your proposal as an opportunistic attempt to acquire one of the industry's leading franchises at a time when stock prices in the industry are depressed.

        As you know better than most, Willamette's performance over the years has been outstanding relative to our industry. We have consistently achieved superior returns on capital invested and have led the industry by most key financial metrics. Willamette is well positioned to deliver top-tier performance, and we are confident that our share price will reflect this relative strength.

        Willamette has been engaged in an ongoing program of enhancing and profitably growing its business. This program has given us a solid base from which to pursue further growth and derive increasing value for our shareholders in the near and long term.

        As you recognized in your November 6 letter and recent public comments, Willamette has an excellent management team and employee base. We couldn't agree more.

        Indeed, our people are what gives us even greater confidence that Willamette can achieve its goals--delivering value for shareholders while respecting the environment and the communities in which we operate.

        In closing, let us express the board's disappointment that our conversations and our willingness to hear your views have been publicly mischaracterized. The board has been apprised of all of your meetings and conversations with Willamette management, and we indicated to you last week that we would review your proposal this week with our advisors, consistent with our obligations as fiduciaries.

        Having now concluded its review, the board has determined that there is no reason to explore your proposal further. We believe that Willamette's continued execution of its business plan will produce superior value.

                                             Sincerely,
                                             /s/ William Swindells
                                             William Swindells
                                             Chairman
                                             /s/ Duane C. McDougall
                                             Duane C. McDougall
                                             Chief Executive Officer

    Following receipt of the Company's November 15 letter, Parent issued the following press release:

        FEDERAL WAY, Wash., November 15, 2000--Weyerhaeuser Company (NYSE: WY) today gave the following statement in response to Willamette
    Industries, Inc.'s (NYSE: WLL) rejection of its proposal to acquire all of Willamette's outstanding common stock for $48 per share in cash.

        Weyerhaeuser noted that, "We are disappointed that Willamette has decided to reject our proposal to combine our two companies and refuses to negotiate with us. We urge Willamette and its board of directors to commence discussions with Weyerhaeuser to reach an agreement that will permit Willamette shareholders to receive a substantial premium for their shares and otherwise serve the best interests of all Willamette constituencies. If the Willamette Board would only sit down to discuss this transaction, they will recognize that this combination will produce superior value."

        "Our proposal would create the premier forest and paper products company while providing Willamette shareholders with a substantial 38 percent premium over the company's closing price on Friday, November 10th, and a premium of approximately 60 percent to Willamette's average share price for the 60 days prior to the announcement of our proposal."

    On November 16, 2000, Mr. Rogel sent the following letter to Mr. Swindells and Mr. McDougall:

    November 16, 2000

    Willamette Industries, Inc.
    1300 Southwest Fifth Avenue
    Portland, Oregon 97201

    Attention:  William Swindells
                Chairman
                Duane C. McDougall
                President & Chief Executive Officer

    Dear Bill and Duane:

        As we announced yesterday, we were disappointed by your reaction to our fully financed, all cash $48 per share proposal. We are convinced that the overwhelming majority of your shareholders support Willamette entering into discussions with us promptly so that they can realize the benefits of our proposal as soon as possible.

        Please understand, we are committed to completing this transaction. We believe it is in the interests of both companies' shareholders as well as the interests of employees and other constituencies to move as rapidly as possible. We are currently reviewing our options, and strongly discourage you from initiating any actions that may impede or delay a combination with Weyerhaeuser and impair Willamette shareholder value.

                                             Sincerely,
                                             /s/ Steven R. Rogel
                                             Steven R. Rogel
                                             Chairman, President and Chief
                                             Executive Officer

    TRANSACTIONS WITH THE COMPANY. In the ordinary course of business, Parent purchases a variety of products and services from the Company and sells a variety of products to the Company. In 1998, the principal products purchased by Parent from the Company were paper and pulp, building materials, logs and timber and chips, and aggregate payments by Parent to the Company were approximately $67.1 million. In 1999, the principal products purchased by Parent from the Company were paper and pulp, building materials, logs and timber and recycled fiber, and aggregate payments by Parent to the Company were approximately
$77.2 million. Through October 2000, the principal products purchased by Parent from the Company were paper and pulp, building materials, chips and logs and timber, and aggregate payments by Parent to the Company were approximately
$79.9 million.

    In 1998, the principal products sold by Parent to the Company consisted of containerboard, logs, pulp and wood products, and aggregate sales by Parent to the Company were approximately $42.9 million. In 1999, the principal products sold by Parent to the Company consisted of containerboard, logs and wood products, and aggregate sales by Parent to the Company were approximately $63.2 million. Through October 2000, the principal products sold by Parent to the Company consisted of containerboard, logs, pulp and wood products, and aggregate sales by Parent to the Company were approximately $62.4 million.

    11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY; CERTAIN CONDITIONS.

    GENERAL. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Purchaser presently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate the Proposed Merger.

    At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Parent or the Purchaser) would be converted into an amount in cash equal to the highest price per Share paid in the Offer.

    Parent and the Purchaser currently intend to pursue the Proposed Merger following consummation of the Offer. Parent and the Purchaser, however, reserve the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving the Company in which the Shares not owned by Parent or the Purchaser would be converted into or exchanged for cash, shares of Parent common stock and/or other securities or consideration.

    THE PROPOSED MERGER. Under the OBCA, as currently in effect, a merger requires the adoption of a plan of merger by the board of directors of the Oregon corporation and the approval of the plan by each voting group entitled to vote separately by a majority of all votes entitled to be cast on the plan by that voting group. The Purchaser believes that holders of the Shares are the only voting group entitled to approve a merger involving the Company. The Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if the Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other shareholders, assuming approval of the Company Board and satisfaction of the Control Share Condition and the Business Combination Condition (each of which is described below).

    The OBCA also provides that a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself or merge itself into such subsidiary upon adoption of a plan of merger by the board of directors of the parent, without the approval of the shareholders of either corporation (a "Short-Form Merger"). Under the OBCA, a Short-Form Merger can be consummated 30 days after the parent company mails a copy or summary of the plan of merger setting forth the terms of the Short-Form Merger to the shareholders of the subsidiary. If the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, the Purchaser intends to consummate a Short-Form Merger. The timing of consummation of the Offer and the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the conditions to the Offer have been satisfied or waived.

    Certain terms of the Articles of Incorporation and the By-laws, certain of the Company's contractual obligations (including the Rights) and certain provisions of the OBCA may affect the ability of the Parent to obtain control of the Company and to cause the Purchaser to consummate the Proposed Merger. The Purchaser believes that, if the Minimum Tender Condition, the Rights Condition, the Control Share Condition and the Business Combination Condition are satisfied, it should be able to implement the Proposed Merger. Nevertheless, the Parent can give no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.

    CONTROL SHARE CONDITION. Under the Oregon Control Share Act, with certain exceptions, an "acquiring person" or "acquiring group" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are restored by both a majority vote of holders of all shares of the issuing corporation and a majority vote of the holders of all shares other than "interested shares" of the issuing public corporation. For purposes of the statute:

        "control share acquisition" means the acquisition, directly or indirectly, by any acquiring person or acquiring group, of ownership of or the power to direct the voting of shares of voting stock of an issuing public corporation sufficient to enable the acquiring person to exercise more than one-fifth, one-third or one-half of the voting power of the issuing public corporation in the election of directors;

        "control shares" means those outstanding voting shares of an issuing public corporation that an acquiring person acquires in a control share acquisition;

        "issuing public corporation" means a corporation that (1) is organized in Oregon, (2) has 100 or more shareholders, (3) has its principal place of business, its principal office or substantial assets in Oregon and
    (4) either (a) more than 10% of its shareholders reside in Oregon, or
    (b) more than 10% of its shares are owned by Oregon residents or (c) more than 10,000 of its shareholders are resident in Oregon; and

        "interested shares" means voting shares of an issuing public corporation that any of the following persons have sole or shared power to vote, or direct the voting of: (1) the acquiring person or a member of the acquiring group whose voting rights are under consideration, (2) any officer of the issuing public corporation or (3) any employee of the issuing public corporation who is also a director of the corporation.

    The acquiring person may request, by delivering an "acquiring person statement" to the corporation, that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the control shares, and the control shares have voting rights only to the extent restored by a resolution approved by the shareholders. The resolution must be approved by a majority of the outstanding voting shares of the corporation and a majority of the outstanding shares that are not "interested shares."

    If full voting rights are restored to the control shares and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of restoring voting rights for the control shares is entitled to demand and receive payment for the fair value (which shall not be less than the highest price paid by the acquiring person or acquiring group in the control share acquisition) of such shareholder's shares in accordance with the dissenters' rights provisions of the OBCA.

    The above provisions do not apply if the articles of incorporation or bylaws of a corporation expressly provide that said provisions do not apply. The Articles of Incorporation and the By-laws currently do not exclude the Company from the restrictions imposed by such provisions. The Control Share Condition would be satisfied if the By-laws were amended such that the provisions of the Oregon Control Share Act do not apply to the Company, or if the Purchaser, in its sole discretion, were satisfied that the Oregon Control Share Act was invalid or its restrictions were otherwise inapplicable to the Purchaser in connection with the Offer and the Proposed Merger for any reason, including, without limitation, those specified in the Oregon Control Share Act.

    The Purchaser, pursuant to the provisions of the Oregon Control Share Act, intends to deliver to the Company an "acquiring person statement" relating to the Offer and the Proposed Merger together with a demand that a Special Meeting of the Company's shareholders be called at which shareholders would be asked to approve full voting rights for all Shares currently owned or to be acquired by the Purchaser pursuant to the Offer or otherwise acquired by Parent or the Purchaser that may be deemed to constitute "control shares". Pursuant to the Oregon Control Share Act and the terms of the demand for the Special Meeting to be delivered by the Purchaser, the Special Meeting must be called within 10 days, and must be held no sooner than 30 days and no later than 50 days, after the receipt by the Company of the demand that the Special Meeting be held.

    THE TENDER OF SHARES INTO THIS OFFER DOES NOT CONSTITUTE THE GRANT OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS.

    The Purchaser intends to solicit proxies from the shareholders of the Company with respect to the Special Meeting, unless the Purchaser is satisfied, in its sole discretion, that the Oregon Control Share Act is not applicable to it and the transactions contemplated herein and determines not to proceed with the procedures set forth in the Oregon Control Share Act with respect to the Special Meeting. The grant of a proxy with respect to the Special Meeting is not a condition to the tender of Shares into the Offer.

    The Purchaser believes that, if the Control Share Condition is satisfied, the Oregon Control Share Act will not be an impediment to consummating the Proposed Merger.

    PREFERRED STOCK PURCHASE RIGHTS. The following is a summary of the material terms of the Rights Agreement. This summary is qualified in its entirety by reference to the Rights Agreement, a copy of which was filed as an exhibit to the Company 8-A and should be available as set forth in Section 8. The Company 8-A describes the Rights substantially as follows:

        On November 11, 1999, the Company Board declared a dividend distribution of one Right for each outstanding Share to shareholders of record at the close of business on February 24, 2000 (the "Record Date"). The Rights are not exercisable until the Distribution Date. The Rights will expire at the earliest of (1) the close of business on February 24, 2010,
    (2) consummation of certain approved merger or exchange transactions as described below and (3) redemption or exchange by the Company as described below. Each Right, when it becomes exercisable, will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock, $0.50 par value (the "Preferred Shares"), at a price of $200 per share (the "Purchase Price"), subject to adjustment.

        Initially, the Rights will be attached to all Share Certificates then outstanding, and no separate Rights Certificates will be distributed. Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (other than the Company, its employee benefit plans, or a person who acquires his Shares in a Sanctioned Tender Offer as defined below) (an "Acquiring Person"), acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares and (2) 10 business days (or such later date as may be determined by action of the Company Board) following the commencement of (or the announcement of an intention to make) a tender offer or exchange offer (other than a Sanctioned Tender Offer) the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Shares, the Rights will be evidenced, with respect to any of the Share Certificates outstanding as of the Record Date, by such Share Certificate. The earlier of the dates described in clauses (1) and
    (2) above is referred to as the "Distribution Date." A "Sanctioned Tender Offer" is a tender or exchange offer for all outstanding Shares at a price and on terms which a majority of the Company Board determines to be fair and in the best interests of the Company and its shareholders, other than the person making such offer and that person's affiliates and associates.

        The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. As soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

        In the event that any person becomes an Acquiring Person, each holder of a Right (except as provided below) will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right. In the event that, at any time following the Distribution Date, the Company is acquired in a merger or other business combination transaction, or more than 50% of its assets or earning power is sold, each holder of a Right (except as provided below) will thereafter have the right to receive, upon the exercise at the then-current exercise price of the Right, that number of shares of common stock of the acquiring or surviving company having a market value of two times the exercise price of the Right.

        The Rights will expire in connection with a merger or other business combination transaction following a Sanctioned Tender Offer if shareholders are offered the same price and form of consideration in the merger or other business combination transaction as that paid in the Sanctioned Tender Offer.

        Following the occurrence of any of the events described in the preceding two paragraphs, any Rights that are or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person shall immediately become null and void.

        The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

        At any time prior to the tenth day following the first public announcement of the existence of an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $0.0025 per Right. Subject to certain conditions, the Company's right of redemption may be reinstated after the expiration of the 10-day redemption period if each Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding Shares in a transaction or series of transactions not involving the Company. Immediately upon the action of the Company Board ordering the redemption of the Rights (or at such time and date thereafter as the Company Board may specify), the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Shares, the Company may exchange the Rights (other than Rights beneficially owned by such Acquiring Person that became null and void), in whole or in part, for Company Common Stock at the rate of one Share per Right, subject to adjustment.

        The provisions of the Rights Agreement may be amended in any manner prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, HOWEVER, that no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable.

    The Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

    BUSINESS COMBINATION CONDITION. The Oregon Business Combination Statute limits for a period of three years and Article VI of the Articles of Incorporation prohibits specified business combinations with holders of 15% (in the case of the Oregon Business Combination Statute) or 20% (in the case of Article VI of the Articles of Incorporation) of the Shares. The Purchaser believes that, following consummation of the Offer, it and Parent collectively would be subject to the restrictions of the Oregon Business Combination Statute and Article VI.

    (1) OREGON BUSINESS COMBINATION STATUTE. Sections 60.825 to 60.845 of the OBCA generally establish a three-year period beginning on the date a person becomes an "Interested Shareholder" of a corporation that is incorporated in Oregon during which certain business transactions involving the Interested Shareholder are prohibited unless:

        (a) prior to the acquisition of the interest that caused such person to become an Interested Shareholder, the board of directors of the corporation approves the acquisition of such interest or the proposed business combination;

        (b) upon consummation of the acquisition that caused such person to become an Interested Shareholder, the Interested Shareholder owned at least 85% of the outstanding voting stock of the corporation not owned by directors who are also officers or employee share plans that do not allow individual employees to decide confidentially whether to tender their shares into tender or exchange offers; or

        (c) at the time of or after the acquisition that caused such person to become an Interested Shareholder, the combination is approved by the board of directors and two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder at an annual or special meeting and not by written consent.

        For purposes of the Oregon Business Combination Statute:

           The term "Business Combination" means:

           (a) any merger or plan of exchange of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (i) the Interested Shareholder or (ii) any other corporation if the merger or plan of exchange is caused by the Interested Shareholder and, as a result of the merger or plan of exchange, the Oregon Business Combination Statute is not applicable to the surviving corporation;

           (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, except proportionately as a shareholder of the corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation where the assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

           (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any shares of the corporation or of any such subsidiary to the Interested Shareholder;

           (d) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into the shares of any class or series, of the corporation or of any such subsidiary that is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

           (e) any receipt by the Interested Shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of such corporation, of any loans, advances, guarantees, pledges or other financial benefits, other than those expressly permitted in paragraphs
       (a) to (d), provided by or through the corporation or any direct or indirect majority-owned subsidiary.

           The term "Interested Shareholder," subject to limited exceptions, means:

           (a) any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that (1) is the owner of shares representing 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of shares representing 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an Interested Shareholder; and

           (b) the affiliates and associates of a person described in paragraph (a).

    An Oregon corporation may elect not to be covered by the Oregon Business Combination Statute in its original articles of incorporation or through a charter or by-law amendment approved by a majority of the corporation's outstanding shares. Such shareholder action does not become effective for 12 months following its adoption and would not serve to exclude Interested Shareholders at the time of the vote from the prohibitions in the statute. The Purchaser believes that the Articles of Incorporation and the By-laws do not exclude the Company from the coverage of the statute. The Oregon Business Combination Statute will not restrict the Purchaser's ability to consummate the Proposed Merger if it acquires at least 85% of the Shares in the Offer.

    The Purchaser believes that, if the Business Combination Condition is satisfied, the Oregon Business Combination Statute will not be an impediment to consummating the Proposed Merger.

    (2) ARTICLES OF INCORPORATION. Article VI of the Articles of Incorporation generally requires the approval of the holders of 80% of the outstanding shares of capital stock of the Company to approve specified "Business Combinations" with "Interested Persons" (each as defined below) unless:

           (a) the Business Combination is a merger, consolidation or exchange of shares involving the Company that provides for the conversion of the Shares into cash, securities or other property with a fair market value per Share not less than the highest per Share consideration (appropriately adjusted for stock splits, stock dividends and other like changes) paid or given by the Interested Person and any of its affiliates for any of their Shares within one year prior to the date of the taking of the vote with respect to such Business Combination; or

           (b) the Business Combination was approved by the Company Board; provided that a majority of the Company Board consisted of Continuing Directors and at least two-thirds of the Continuing Directors voted to approve the Business Combination.

    For purpose of Article IV:

        The term "Business Combination" means

           (a) any merger or consolidation of the Company or a subsidiary of the Company with or into an Interested Person or an affiliate of an Interested Person,

           (b) any sale, lease, exchange, transfer, encumbrance or other disposition of substantial assets (as defined in Article VI) either of the Company (including without limitation any securities of a subsidiary) or of a subsidiary of the Company, to an Interested Person or an affiliate of an Interested Person,

           (c) the issuance of any securities of the Company or a subsidiary of the Company to an Interested Person or an affiliate of an Interested Person, but not securities distributed pro rata as a dividend or distribution with respect to the Company Common Stock or securities issued in connection with any bona fide benefit program for employees of the Company or its subsidiaries,

           (d) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of Company Common Stock or other capital stock of the Company or a subsidiary of the Company beneficially owned (as defined in Article VI) by an Interested Person or an affiliate of an Interested Person, and

           (e) any agreement, contract or other arrangement providing for any of the foregoing transactions.

           The term "Interested Person" means any individual, corporation, partnership, joint venture, company, trust, association or entity (including any group of such persons acting together) that, together with its affiliates, beneficially owns (as defined in Article VI) in the aggregate 20% or more of the outstanding shares of capital stock of the Company.

           The term "Continuing Director" means a director who was a member of the Company Board immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person.

    The foregoing summary of certain provisions of the Articles of Incorporation is qualified by reference to the text thereof as filed by the Company with the Commission as an exhibit to the Company 10-K. The Articles of Incorporation should be available as set forth in Section 8.

    Article VI of the Articles of Incorporation will not restrict the Purchaser's ability to consummate the Proposed Merger if the consideration paid in the Proposed Merger has a fair market value not less than the highest per Share price paid by Parent or the Purchaser for Shares during the one-year period preceding the shareholder vote in respect of the Proposed Merger.

    The Purchaser believes that if the Business Combination Condition is satisfied, Article VI of the Articles of Incorporation will not be an impediment to consummating the Proposed Merger.

    CONTROL OF THE COMPANY BOARD. If the existing members of the Company Board were to remain in office following consummation of the Offer and refuse to approve the Proposed Merger, the Purchaser, in order to consummate the Proposed Merger, would have to nominate and elect, or otherwise cause the replacement of, a majority of the Company Board. As soon as practicable following consummation of the Offer, the Purchaser intends to request that some or all of the then-current members of the Company Board resign and to cause individuals who are, subject to their fiduciary duties, committed to approving the Proposed Merger to be elected to fill the resulting vacancies. Should such request be refused, the Purchaser intends to take such action as may be necessary and lawful to secure control of the Company Board.

    The Company Board is divided into three classes with each class elected for a term of three years and one class elected at the Company's annual meeting of shareholders each year. Pursuant to Article VI, Section C, of the Articles of Incorporation and Article III, Section 10, of the By-laws, directors may be removed from the Company Board, with or without cause, at a meeting called expressly for that purpose, by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock. As a result of the classified board structure and these provisions, at least two annual meetings of the Company's shareholders, absent the directors' resignations or removal at a special meeting, would be required to elect new directors comprising a majority of the Company Board who could approve the Offer and the Proposed Merger (or any similar transaction requiring the approval of the Company Board).

    In connection with the Offer and the Proposed Merger, Parent and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, a slate of nominees who support the Offer and the Proposed Merger, to replace all the members of the class of directors to be elected at the Annual Meeting, which the By-laws currently provide is to be held April 17, 2001. If, following the Annual Meeting, a majority of the members of the Company Board do not support the Offer and the Proposed Merger, Parent and the Purchaser intend to seek to call a special meeting of the shareholders of the Company to replace all members of the Company Board (other than Parent Nominees elected at the Annual Meeting) with additional Parent Nominees. Under the OBCA, the Company is required to hold a special meeting if holders of at least 10% of the Shares demand a meeting. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees would, if such nominees constitute less than a majority of the members of the Company Board, seek to cause the Company Board to, and, if such nominees constitute a majority of the members of the Company Board, cause the Company Board to approve the Proposed Merger; amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Control Share Condition; satisfy the Business Combination Condition; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

    AMENDMENTS TO ARTICLES OF INCORPORATION AND BY-LAWS. The OBCA provides that a corporation's board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted, the board of directors must adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of the shareholders, which may be either an annual or special meeting. The board of directors may condition its submission of the proposed amendment on any basis. The corporation must then notify each shareholder -- whether or not entitled to vote -- of the proposed shareholders' meeting and that the purpose or one of the purposes of the meeting is to adopt an amendment to the articles of incorporation, and provide a copy or a summary of the proposed amendment. The OBCA then generally requires that a vote of a majority of the votes cast at a shareholders' meeting where a quorum is present is necessary to effect an amendment to the articles of incorporation unless the articles, the OBCA or the board of directors requires a greater vote. The Articles of Incorporation do not set forth voting requirements for amendments to the Articles of Incorporation generally. However, the Articles of Incorporation provide that Article VI thereof (containing provisions regarding the removal of directors, Business Combinations with Interested Persons and the provision relating to the amendment of the By-laws) cannot be repealed or amended when any person is an Interested Person unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Company.

    The By-laws provide that amendments to the By-laws may be made by a vote of a majority of the Company Board at any meeting of the directors. The Articles of Incorporation provide that the Company Board may alter, amend or repeal the By-laws or adopt new By-laws subject to repeal or change by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Company.

    OTHER STATE TAKEOVER STATUTES. In addition to Oregon, a number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Proposed Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    DISSENTERS' RIGHTS. Dissenters' rights are not available in the Offer. If the Purchaser does not obtain sufficient Shares in the Offer to consummate a Short-Form Merger, subject to the exception set forth below, holders of Shares who do not vote in favor of the Proposed Merger and who comply with applicable statutory procedures under the OBCA will be entitled to receive a judicial determination and payment of the "fair value" (excluding any element of value arising from the accomplishment or expectation of the Proposed Merger) of their Shares. If the Purchaser obtains sufficient Shares to consummate a Short-Form Merger, subject to the exception set forth below, holders of Shares on the date Parent or the Purchaser announces the terms of the Short-Form Merger who comply with applicable statutory procedures under the OBCA will be entitled to receive a judicial determination and payment of the "fair value" (excluding any element of value arising from the accomplishment or expectation of the Proposed Merger) of their Shares. Dissenters' rights will not be available in either instance, however, if, in the case the Proposed Merger requires shareholder approval, on the date fixed to determine the shareholders entitled to notice of and to vote on the Proposed Merger, or, if, in the case the Proposed Merger takes the form of a Short-Form Merger, on the date Parent or the Purchaser mails a copy or summary of the plan of merger setting forth the terms of the Short-Form Merger to the shareholders of the Company, the Company Common Stock is registered on a national securities exchange or traded on the Nasdaq Stock Market's National Market System. The value of Shares determined in a dissent proceeding could be the same as, or more or less than, the price per Share offered pursuant to the Offer or proposed to be paid in the Proposed Merger.

    Dissenters' rights also may be available in connection with the Oregon Control Share Act to Company shareholders who do not vote in favor of the restoration of voting rights for the Shares to be acquired by the Purchaser if
(1) voting rights for such Shares are authorized by the Company's shareholders and (2) Parent and the Purchaser acquire at least a majority of the Shares. See "--Control Share Condition."

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS, IF ANY. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE OBCA.

    "GOING-PRIVATE" TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may under certain circumstances be applicable to the Proposed Merger. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority shareholders be filed with the Commission and distributed to minority shareholders before the consummation of any such transaction.

    FUTURE PLANS FOR THE COMPANY IN ADDITION TO THE PROPOSED MERGER. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company. In addition, if and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, facility locations, corporate structure, marketing strategies, capitalization, management or dividend policy.

    12.  SOURCE AND AMOUNT OF FUNDS.

    The Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $5.4 billion. See Section 16. The Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Parent.

    PROPOSED CREDIT FACILITIES. Parent has obtained a commitment letter (the "Commitment Letter") from Morgan Stanley Senior Funding, Inc. and The Chase Manhattan Bank (collectively, the "Lead Lenders") to provide senior bank financing (the "Proposed Credit Facilities") to Parent in the aggregate amount of $5.4 billion. The Proposed Credit Facilities will be comprised of:

    - a 364-day revolving credit facility in the aggregate amount of $1.150 billion which the Parent may, at its option, renew for an additional 12 months provided no default has occurred;

    - a 5-year revolving credit facility in the aggregate amount of $1.960 billion; and

    - a bridge revolving credit facility in the aggregate amount of $2.290 billion which will mature either 18 or 24 months after the closing date of the Proposed Credit Facilities depending on Parent's long-term unsecured debt rating.

    All obligations under the Proposed Credit Facilities are unsecured. The proceeds of the Proposed Credit Facilities can be used by Parent solely to finance the acquisition of the Company. It is expected that the Proposed Credit Facilities will be funded by a syndicate of financial institutions and institutional lenders including the Lead Lenders.

    Amounts drawn under the Proposed Credit Facilities are expected to bear interest, at Parent's option, at either (i) the applicable margin in excess of the base rate (which is the higher of 1/2 of 1% in excess of the federal funds rate and the rate that The Chase Manhattan Bank (the "Administrative Agent") announces from time to time as its prime or base commercial lending rate) or
(ii) the applicable margin in excess of the Eurodollar rate (adjusted for reserves to the extent incurred) as determined by the Administrative Agent for the respective interest period.

    Each Lead Lender's commitment under the Commitment Letter will terminate on October 31, 2001, unless on or before that date: (1) Parent publicly announces that it is abandoning the acquisition of the Company or (2) Parent completes the acquisition of the Company.

    The obligations of each Lead Lender under the Commitment Letter are subject to the following conditions, among others: (1) the preparation, execution and delivery of mutually acceptable loan documentation including a credit agreement;
(2) the absence of a material adverse change in the business, financial condition, operations or properties of (A) Parent and its subsidiaries, taken as a whole since September 24, 2000 or (B) the Company and its subsidiaries, taken as a whole since September 30, 2000; (3) that there shall not have occurred and be continuing any material adverse change in the loan syndication or financial or capital market conditions generally that adversely affects the syndication of the Proposed Credit

Facilities; (4) the completion by the Lead Lenders and the Administrative Agent of certain limited confirmatory due diligence on the assets and businesses of Parent, the Company and their respective subsidiaries with results reasonably satisfactory to them; and (5) the accuracy and completeness in all material respects of all of Parent's representations taken as a whole and all information furnished in connection with the Commitment Letter and compliance with the terms of the Commitment Letter.

    Borrowings under the Proposed Credit Facilities will be subject to the execution of definitive documentation, including a credit agreement, and individual borrowings will be subject to customary conditions. Among other things, the Proposed Credit Facilities will also contain customary representations and warranties, covenants, mandatory prepayment provisions and events of default. Parent would seek to obtain alternative financing if the conditions to borrowing under the Proposed Credit Facilities were not satisfied, but currently has no alternative financing plans in place.

    Parent expects to repay the borrowings under the Proposed Credit Facilities out of cash from operations and the proceeds from other short and long-term debt financings. Parent does not have any firm plans with respect to any such capital-raising transactions.

    Parent and the Purchaser have not had access to all the instruments and agreements under which the Company has issued existing debt or other obligations (collectively "Company Debt"). There can be no assurance that the purchase of the Shares and the Proposed Merger will not result in an event of default, cross default or other adverse consequences under any or all of the instruments defining the rights of the holders of Company Debt. As a result, it is possible that holders of all or a portion of the Company Debt may have the right to require its immediate payment and Parent may need to refinance additional indebtedness. In the event that the holders of some or all of the Company Debt have the right to demand its immediate payment upon purchase of the Shares pursuant to the Offer or consummation of the Proposed Merger, Parent presently intends to seek such holders' consent to the Purchaser's assumption of the Company Debt pursuant to the same terms and conditions as such Company Debt presently outstanding or to refinance such Company Debt.

    THE OFFER IS NOT CONDITIONED ON EITHER PARENT OR THE PURCHASER OBTAINING
     FINANCING.

    13.  DIVIDENDS AND DISTRIBUTIONS.

    If, on or after November 28, 2000, the Company (1) splits, combines or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

    If, on or after November 28, 2000, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular quarterly cash dividends on the Shares not in excess of $0.21 per Share having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    14.  CERTAIN CONDITIONS TO THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Purchaser, (1) at or prior to the Expiration Date, any one or more of the Minimum Tender Condition, the Rights Condition, the Control Share Condition and the Business Combination Condition has not been satisfied, or (2) at any time on or after November 28, 2000 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by the Purchaser to have occurred:

        (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of the Proposed Merger or other business combination with the Company, (B) seeking to obtain damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Parent or any other affiliate of Parent to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares or Rights, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to the Company's shareholders, (4) seeking to require divestiture by the Purchaser, Parent or any other affiliate of Parent of any Shares, (5) seeking any material diminution in the benefits expected to be derived by the Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with the Company, (6) which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Purchaser, Parent or any other affiliate of Parent or the value of the Shares or (7) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships;

        (b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Parent or any other affiliate of Parent or (2) to the Offer or the Proposed Merger or other business combination by the Purchaser, Parent or any other affiliate of Parent with the Company, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the sole judgment of the Purchaser, might directly or indirectly result in any of the consequences referred to in clauses
    (1) through (7) of paragraph (a) above;

        (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which, in the sole judgment of the Purchaser, is or may be materially adverse, or the Purchaser shall have become aware of any fact which, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser;

        (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of the Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions,
    (4) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States,
    (5) a material change in United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company does business that could, in the sole judgment of the Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on November 28, 2000 or (8) in the case of any of the foregoing existing on November 28, 2000, a material acceleration or worsening thereof;

        (e) the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of employee stock options outstanding on December 31, 1999 or issued since that date in the ordinary course of business consistent with past practice, shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of capital stock of the Company (except for regular quarterly cash dividends on the Shares not in excess of $0.21 per Share having customary and usual record dates and payment dates),
    (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business or any debt containing, in the sole judgment of the Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Purchaser's sole opinion, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to the Purchaser,
    (9) entered into any new employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger,
    (10) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or
    (11) amended or authorized or proposed any amendment to their respective articles of incorporation or by-laws or similar organizational documents, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed (other than any amendment to the Articles of Incorporation or the By-laws which provides that the Oregon Control Share Act shall not apply to the Purchaser and its affiliates with respect to the transactions contemplated by this Offer to Purchase);

        (f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates) or it shall be publicly disclosed or the Purchaser shall otherwise learn that (1) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of
    Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or
    Schedule 13G on file with the Commission on the date of this Offer to Purchase, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or (4) any person shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or make a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

        (g) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer;

        (h) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger or (2) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments or agreements, in the sole judgment of the Purchaser, may have a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships or (B) the value of the Shares in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Parent of control of the Company); or

        (i) any waiting periods under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, or any other approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer shall not have been obtained on terms satisfactory to the Purchaser, in its sole discretion;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, in its sole discretion, regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

    15.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Parent's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the Introduction and Section 14 for a description of certain conditions to the Offer.

    ANTITRUST. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

    A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act shortly, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing, unless terminated prior thereto. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. The waiting period will not be affected either by the failure of the Company (as opposed to Parent and the Purchaser) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Proposed Merger. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Parent, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer and the Proposed Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    STATE TAKEOVER STATUTES. A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. See Section 11.

    OTHER FOREIGN APPROVALS. According to the Company Third Quarter 10-Q, the Company also owns property and conducts business in France, Ireland and Mexico. In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

    16.  CERTAIN FEES AND EXPENSES.

    Morgan Stanley & Co. Incorporated is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to enter into a business combination with the Company. In connection with the proposed business combination, Parent has agreed to pay Morgan Stanley & Co. Incorporated for its services a transaction fee of up to $26,400,000 in connection with this Offer and the Proposed Merger,
(1) $8,800,000 of which has been paid, (2) an additional $8,800,000 of which is payable upon the acquisition by Parent of more than 50% of the equity interests of the Company and (3) the remainder of which is payable upon the acquisition by Parent of more than 80% of the equity interests of the Company or control of the Company Board. Parent has also agreed to reimburse Morgan Stanley & Co. Incorporated (in its capacity as Dealer Manager and financial advisor) for its expenses, including the fees of its outside counsel, incurred in connection with its engagement, and to indemnify Morgan Stanley & Co. Incorporated and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. Morgan Stanley & Co. Incorporated and its affiliates render various investment banking and other advisory services to Parent and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from Parent and its affiliates.

    Innisfree M&A Incorporated has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

    In addition, First Chicago Trust Company of New York has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    17.  MISCELLANEOUS.

    The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares and Rights in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

                            SOLICITATION OF PROXIES

    AS DESCRIBED IN THIS OFFER TO PURCHASE, PARENT AND THE PURCHASER MAY SOLICIT PROXIES IN CONNECTION WITH ONE OR MORE MEETINGS OF THE COMPANY'S SHAREHOLDERS. EACH SHAREHOLDER IS URGED TO READ THE PROXY STATEMENT REGARDING THE BUSINESS TO BE CONDUCTED AT THE APPLICABLE MEETING, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. EACH SUCH PROXY STATEMENT WILL BE FILED WITH THE COMMISSION. INVESTORS MAY OBTAIN A FREE COPY OF EACH SUCH PROXY STATEMENT (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY PARENT AND/OR THE PURCHASER WITH THE COMMISSION AT THE COMMISSION'S WEB SITE AT HTTP:// WWW.SEC.GOV. EACH SUCH PROXY STATEMENT (WHEN IT IS AVAILABLE) AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM PARENT BY DIRECTING A REQUEST TO KATHRYN MCAULEY AT
(253) 924-2058.

                      INFORMATION CONCERNING PARTICIPANTS

    DETAILED INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF INDIVIDUALS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF SHAREHOLDERS OF THE COMPANY BY PARENT AND THE PURCHASER IS AVAILABLE IN A FILING MADE BY PARENT WITH THE COMMISSION PURSUANT TO RULE 14A-12 ON NOVEMBER 29, 2000.

Company Holdings, Inc.

November 29, 2000

                                   SCHEDULE I
          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. The business address and telephone number of each such person is c/o Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, (253) 924-2345. Each person listed below is a citizen of the United States, except that Messrs. Gaynor and Langbo are citizens of both the United States and Canada and Messrs. Haskayne and Mazankowski are citizens of Canada.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
William R. Corbin.............  Mr. Corbin has been executive vice president, Wood Products since 1999. Prior to assuming his current position, he
                                served as executive vice president, Timberlands and
                                Distribution, from 1995 to 1999 and executive vice
                                president, Wood Products, from 1992, when he joined
                                Weyerhaeuser, to 1995. Mr. Corbin serves on the board of
                                directors of Weyerhaeuser Company Ltd., a wholly owned
                                subsidiary of Weyerhaeuser, and is a member of the
                                management board of the World Timber Fund, a trustee and
                                executive committee member of the Weyerhaeuser Company
                                Foundation and a member of Weyerhaeuser's policy committee.
                                He is a member of the advisory boards of both the University of Washington's School of Business Administration and the
                                College of Forest Resources and the external advisory board for the Yale Forest Forum at Yale University. In addition, he serves as a trustee of the APA.

W. John Driscoll..............  Director since 1979. Mr. Driscoll was chairman of Rock
                                Island Company (private investment company) until his
                                retirement in 1994. Prior to becoming chairman, he was
                                president. He is also a director of John Nuveen & Company;
                                Lifetime Fitness, Inc.; Green 2 go Com, Inc.; and The St.
                                Paul Companies, Inc.

C. William Gaynor.............  C. William Gaynor has been a senior vice president, Canada of Weyerhaeuser since September 1999 and has been president and chief executive officer of Weyerhaeuser Company Ltd.
                                since 1998. In his 26 years with Weyerhaeuser, he has held numerous management positions and served as vice president and general manager--Saskatchewan Division of Weyerhaeuser
                                Canada Ltd. from 1987 to 1998. Mr. Gaynor is a director of the Canadian Pulp & Paper Association and Chairman of the
                                Council of Forest Industries and has been a member of the
                                Saskatchewan Provincial Action Committee on the Economy, the
                                Roundtable on Environment and Economy and is past-president of the Saskatchewan Chamber of Commerce.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
Richard C. Gozon..............  Mr. Gozon joined Weyerhaeuser in 1994 as executive vice president, Pulp, Paper and Packaging. Prior to that he was president and chief operating officer of Alco Standard
                                Corporation (distributor of paper and office equipment). He is a director of U.G.I. Corporation, AmeriGas Partners LP,
                                The Triumph Group and AmeriSource Health Corporation.

Richard E. Hanson.............  Mr. Hanson is a senior vice president, Timberlands. During his 31-year career with Weyerhaeuser, he has held numerous management positions in the timberlands, wood products and paper businesses. Most recently, he served as vice
                                president, Western Timberlands from 1996 to 1998.
                                Mr. Hanson is a member of the advisory committee of the
                                Oregon State University Forest Research Laboratory and is a
                                board member of Mountains to Sound Greenway. He is also a
                                member of the board of trustees for the Oregon Zoo.

Richard F. Haskayne...........  Director since 2000. Mr. Haskayne is chairman of TransCanada
                                PipeLines Limited (gas transmission, marketing and
                                processing). He was chairman of NOVA Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines and was chairman of MacMillan Bloedel Limited from 1996 to
                                1999. He is also a director of Alberta Energy Company Ltd.
                                and Fording Inc. He was chairman, president and chief
                                executive officer of Interhome Energy Inc., the parent
                                company of Interprovincial Pipe Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he was chair of the board of
                                governors of the University of Calgary from 1990 to 1996.

Robert J. Herbold.............  Director since 1999. Mr. Herbold is executive vice president and chief operating officer of Microsoft Corporation
                                (software). He joined Microsoft in November 1994 and was
                                formerly senior vice president, advertising and information services at The Procter & Gamble Company. He is a director of the Internet Policy Institute, Agilent Technologies and
                                the Information Technology Association of America. In
                                addition, he is a member of the Washington Roundtable, the
                                James Madison Council of the Library of Congress, the
                                Executive Council of Technet and the board of trustees of
                                Case Western Reserve University.

Steven R. Hill................  Mr. Hill has been senior vice president, human resources since 1990 and was vice president, human resources from 1986 to 1990. He began his association with Weyerhaeuser as a
                                forester in 1968. He joined Corporate Human Resources in
                                1980. Mr. Hill was appointed to the board of directors of
                                Weyerhaeuser Company Ltd. in February 1996. He is a member of the first class of the American Leadership Forum Chapter for Tacoma-Pierce County, a director of the Tacoma YMCA and the Seattle Symphony. In addition, he serves as a trustee
                                for both the Greater Tacoma Community Foundation and the
                                Weyerhaeuser Foundation.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
Mack L. Hogans................  Mr. Hogans has been senior vice president, Corporate Affairs since April 1995. He joined Weyerhaeuser in 1979 and has
                                been a forester, branch manager for the Building Materials business and a government affairs manager. He was the
                                director of Government Affairs and public policy issues
                                management before being appointed vice president of
                                Government Affairs in December 1990. Mr. Hogans serves as a board member for the Association of Washington Business, the
                                University of Puget Sound, the Zion Preparatory Academy,
                                Regence Blue Shield, the Discovery Institute, the Pacific
                                Science Center and the forest products industry's electronic marketplace, ForestExpress. He is also chair of the
                                Weyerhaeuser Company Foundation.

Martha R. Ingram..............  Director since 1995. Ms. Ingram has been chairman of Ingram
                                Industries Inc. (book distribution, inland barging and
                                insurance) since 1995 and a member of the board since 1981.
                                She was director of public affairs from 1979 to 1995. She is also director of Ingram Micro, Inc., Baxter International
                                Inc. and AmSouth Bancorporation. In addition, she serves on the boards of Vassar College, Ashley Hall, Harpeth Hall and is chairman of the board of trustees of Vanderbilt
                                University. She also serves on the boards of the Nashville
                                Symphony Association, the Nashville Opera, the Nashville
                                Ballet and the Tennessee Repertory Theatre and is currently chairman of the board of the Tennessee Performing Arts
                                Center. Ms. Ingram was also chairman of the 1996 Tennessee
                                Bi-centennial Commission.

John I. Kieckhefer............  Director since 1990. Mr. Kieckhefer has been director and president of Kieckhefer Associates, Inc. (investment and
                                trust management) since 1989 and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J. W. Kieckhefer
                                Foundation, an Arizona charitable trust.

Arnold G. Langbo..............  Director since 1999. Mr. Langbo was chairman of Kellogg
                                Company (cereal products) from 1992 until his retirement in
                                2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg
                                Company in 1990. He served as chief executive officer of
                                Kellogg Company from 1992 to 1999. He is a director of
                                Johnson & Johnson and Whirlpool Corporation and serves on
                                the board of the International Youth Foundation.

Donald F. Mazankowski.........  Director since 1997. Mr. Mazankowski is a business consultant and was a Member of Parliament, Government of
                                Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to
                                1993. He is also a director of the Power Group of Companies;
                                Shaw Communications Inc.; IMC Global Inc.; Gulf Canada
                                Resources Ltd.; Gulf Indonesia Resources Ltd.; Great West
                                Life Assurance, Investors Group; and Atco Ltd. He is a past member of the board of governors of the University of
                                Alberta and is chairman of the Institute of Health Economics and of the Canadian Genetic Diseases Network.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
Steven R. Rogel...............  Director since 1997 and chairman of the board since 1999.
                                Mr. Rogel has been Weyerhaeuser Company's president and
                                chief executive officer since 1997. Prior to joining
                                Weyerhaeuser, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as president and chief operating office from 1991 to 1995.
                                He is also a director of the Kroger Company, Union Pacific
                                Corporation and the Twin Harbors Council Boy Scouts of
                                America. He is also on the boards of the American Forest &
                                Paper Association and the National Council of the Paper
                                Industry for Air Stream Improvement, Inc. In addition, he is a trustee of Pacific University.

William D. Ruckelshaus........  Director since 1989. Mr. Ruckelshaus is a Principal in
                                Madrona Investment Group, L.L.C., an investment company and a strategic partner in the Madrona Venture Fund, formed in
                                1999. He was chairman of Browning-Ferris Industries from
                                1995 to 1999 and chairman and chief executive officer from
                                1988 to 1995. He was administrator of the Environmental
                                Protection Agency from 1983 to 1985 and senior vice
                                president of Weyerhaeuser, from 1976 to 1983. He is a
                                director of Cummins Engine Company, Inc.; Coinstar, Inc.;
                                Pharmacia, Inc.; Nordstrom, Inc.; and Solutia, Inc.

Richard H. Sinkfield..........  Director since 1993. Mr. Sinkfield is a senior partner in the law firm of Rogers and Hardin and has been a partner in the firm since 1976. He was a director of United Auto Group,
                                Inc. (automobile retailer) from 1993 to 1999 and executive vice president from 1997 to 1999. He is a director of
                                Central Parking Corporation, the Metropolitan Atlanta
                                Community Foundation, Inc. and the Atlanta College of Art.
                                He is a trustee of Vanderbilt University and member of the executive board of the Atlanta Area Council of the Boy
                                Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

Kenneth J. Stancato...........  Mr. Stancato has been vice president and corporate controller of Weyerhaeuser since 1980. He joined
                                Weyerhaeuser in 1970 as assistant to the vice president and corporate controller and was appointed assistant controller in 1971 and named corporate controller in 1975. He serves on the American Paper Institute's Accounting Principles
                                Subcommittee and the Accounting Career Awareness Program's
                                board of directors.

William C. Stivers............  Mr. Stivers has been executive vice president and chief financial officer of Weyerhaeuser since 1998. He joined
                                Weyerhaeuser Company in 1970 and served as senior vice
                                president and chief financial officer from 1990 to 1998.
                                Mr. Stivers is a director and officer of various
                                Weyerhaeuser subsidiaries and affiliates. In addition, he is a director of the Factory Mutual Insurance Co.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
James N. Sullivan.............  Director since 1998. Mr. Sullivan is the retired vice chairman of the board of Chevron Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron in 1961 as a process engineer, was elected a vice president in 1983 and served as vice chairman from 1989 to 2000. He is a trustee of the San Francisco Asian Art
                                Museum Foundation and a director of the United Way of the
                                Bay Area.

George H. Weyerhaeuser,
  Jr. ........................  Mr. Weyerhaeuser, Jr., was elected senior vice president,
                                Technology in 1998. He joined Weyerhaeuser Company in 1978 and has held various positions including sawmill supervisor, vice president and mill manager for container board and vice president, manufacturing for pulp and paper. In 1990, he
                                became vice president, manufacturing for Weyerhaeuser pulp and paper businesses. In addition, he served as president
                                and chief executive officer of Weyerhaeuser Canada Ltd. from
                                1993 to 1998. He is the past chair of the Pulp and Paper
                                Research Institute of Canada and is a director of the
                                Dietzen Corporation and Clearwater Management Company. He is
                                also vice president of the Thea Foss Waterway Public
                                Development Authority.

Clayton K. Yeutter............  Director since 1999. Ambassador Yeutter is Of Counsel to the law firm of Hogan & Hartson. From 1985 to 1988 he served as
                                U.S. Trade Representative. He has also served as Secretary of Agriculture and National Chairman of the Republican
                                Party. He is director of Caterpillar, Inc.; ConAgra, Inc.;
                                FMC Corporation; Oppenheimer Funds; Texas Instruments; and
                                Zurich Financial Services.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Company Holdings, Inc. c/o Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003. All such directors and executive officers listed below are citizens of the United States.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
Robert A. Dowdy...............  Mr. Dowdy is a vice president and general counsel of the
                                Purchaser. He has been an attorney with Weyerhaeuser Company since 1972. In 1991 he was appointed deputy general counsel and in 1997 he was elected vice president and general
                                counsel. He is a member of the Association of General
                                Counsel; the American Forest and Paper Association, General
                                Counsel's Committee; the Advisory Counsel of the Kitsap
                                County Foundation; and the board of the Law Fund.

Claire S. Grace...............  Ms. Grace is a director and secretary of the Purchaser. She joined Weyerhaeuser Company in 1997 as a senior attorney and became senior legal counsel in 1999. In 2000 she was
                                appointed corporate secretary and assistant general counsel of Weyerhaeuser. From 1994 to 1997 she was vice president
                                and associate counsel for Washington Mutual, Inc. Ms. Grace is a member of the Washington State Bar Association.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                            ------------------------------------------------------------
Jeffrey W. Nitta..............  Mr. Nitta is a director and assistant treasurer of the
                                Purchaser. He has been a vice president and treasurer of
                                Weyerhaeuser Real Estate Company since 1993 and assistant
                                treasurer of Weyerhaeuser Company since 1999. In addition, from 1984 to 1993 he was vice president and treasurer of
                                Weyerhaeuser Mortgage Company.

Larry W. Pollock..............  Mr. Pollock is a vice president and assistant secretary of the Purchaser. He joined Weyerhaeuser Company in 1981 as a senior tax research analyst and was appointed vice president and director of taxes in 1992. He serves on the boards of
                                the Washington Research Council, the Forest Industries
                                Council on Taxation and the American Council for Capital
                                Formation--Center for Policy Research. He is also a member of the American Forest & Paper Association tax committee,
                                the National Association of Manufacturers tax committee and the Tax Executives Institute.

Steven R. Rogel...............  Mr. Rogel is president of the Purchaser. Additional information is provided above.

Richard J. Taggart............  Mr. Taggart is a vice president and treasurer of the
                                Purchaser. Since 1998, he has been a vice president and
                                treasurer of Weyerhaeuser Company. He joined Weyerhaeuser
                                Company in 1974 as a project manager in information systems.
                                He has held numerous positions in Industry Analysis,
                                Business and Corporate Planning, and Business Financial
                                Management, including director of finance and planning for
                                Weyerhaeuser's Engineered Fiber Products Business. In 1994
                                he became director of investor relations and in 1996 he was appointed vice president of investor relations.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

              BY MAIL:                           BY HAND:                    BY OVERNIGHT DELIVERY:
              EquiServe                          EquiServe                          EquiServe
    Corporate Actions Department        c/o Securities Transfer and       Corporate Actions Department
           P.O. Box 842010               Reporting Services, Inc.              40 Campanelli Drive
        Boston, MA 02284-2010             Attn: Corporate Actions              Braintree, MA 02184
                                                Department
                                       100 William Street, Galleria
                                            New York, NY 10038

                           BY FACSIMILE TRANSMISSION:
                        (For Eligible Institutions Only)
                               (781) 575-4826 OR
                                 (781) 575-4827
              CONFIRMATION RECEIPT OF FACSIMILE BY TELEPHONE ONLY:
                                 (781) 575-4816

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             [INNISFREE, INC. LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                All Others Please Call Toll-free: (877) 750-5838

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-6945